Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

APPVION, INC.

as Seller

and

RISE ACQUISITION, LLC

as Buyer

Dated as of August 3, 2015

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

EXHIBIT A	Appleton Leases
EXHIBIT B	Form of Assignment and Assumption Agreement
EXHIBIT C	Form of Bill of Sale
EXHIBIT D	Form of Deed
EXHIBIT E	Form of FIRPTA Affidavit
EXHIBIT F	Form of Patent Assignment
EXHIBIT G	Form of Supply Agreement
EXHIBIT H	Form of Trademark Assignment
EXHIBIT I	Form of Transition Services Agreement
EXHIBIT J	Form of Seller’s Secretary’s Certificate
EXHIBIT K	Form of Patent License
EXHIBIT L	Form of Buyer’s Secretary’s Certificate

SCHEDULES

Schedule A-1	Calculation of Net Working Capital
Schedule A-2	Seller’s Long-Term Performance Cash Plan
Schedule A-3	Seller’s Annual Bonus Plan
Schedule 1.1(a)	Knowledge of Seller
Schedule 1.1(b)	Knowledge of Buyer
Schedule 2.1(c)	Permits
Schedule 2.1(i)	Assigned Intellectual Property
Schedule 2.1(m)	Appleton Assets
Schedule 2.2(c)	Excluded Personal Property
Schedule 2.3(h)	Assumed Liabilities (Actions)
Schedule 4.3(k)	Required Third Party Consents
Schedule 5.3	Required Regulatory Approvals
Schedule 5.4	No Violation or Breach (Seller)
Schedule 5.5(a)	Financial Statements
Schedule 5.6	Absence of Certain Changes
Schedule 5.7(a)	Seller Owned Real Property
Schedule 5.7(a)(i)	Encumbrances
Schedule 5.7(b)	Seller Leased Real Property
Schedule 5.7(c)	Seller Property Subject to Condemnation
Schedule 5.7(d)	Sufficiency
Schedule 5.9	Seller Environmental Matters
Schedule 5.9(f)	Seller Environmental Permits
Schedule 5.9(h)	Underground Storage Tanks
Schedule 5.9(i)	Off-Site Hazardous Materials Facilities and Locations
Schedule 5.9(k)	Environmental Reports
Schedule 5.10(a)	Business Employees
Schedule 5.10(b)	Independent Contractors and Consultants
Schedule 5.11(a)	Seller Plans
Schedule 5.11(f)	Post-Termination and Retiree Welfare Benefits
Schedule 5.12(a)	Material Contracts
Schedule 5.12(b)	Enforceability of Material Contracts
Schedule 5.13	Seller Legal Proceedings
Schedule 5.14	Seller’s Compliance with Law
Schedule 5.15	Seller’s Compliance with Permits
Schedule 5.16(a)	Seller Tax Matters
Schedule 5.18(c)	Intellectual Property Licenses
Schedule 6.4	No Violation or Breach (Buyer)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 3, 2015, is entered into by and between Appvion, Inc., a company organized under the laws of the State of Delaware (“Seller”), and Rise Acquisition, LLC, a limited liability company organized under the laws of the State of Delaware (“Buyer”). Seller and Buyer are herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller is engaged in the development, manufacture and sale of microencapsulation solutions and materials (the “Business”); and

WHEREAS, in connection with the operation of the Business, Seller owns, among other things, a manufacturing facility located in Portage, Wisconsin that produces microencapsulated material (the “Facility”) and certain other assets associated therewith; and

WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and convey, respectively, the Facility and the other Acquired Assets (as defined below), upon the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, for and in consideration of the foregoing recitals and the respective representations, warranties, covenants and agreements of the Parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Accounts Receivable” has the meaning set forth in Section 2.1(h).

“Action” means any claim, demand, action, cause of action, lawsuit, arbitration, litigation, investigation, condemnation or other proceeding, of any nature, whether civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with, such Person. For purposes of this definition, the concepts of control, controlling and controlled mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Appleton Leases, the Deed, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment, the Trademark Assignment, the Supply Agreement, the Transition Services Agreement, Lease, the Patent License and any other instruments of sale, transfer, conveyance, assignment or assumption as may be required to convey the Acquired Assets in accordance with this Agreement.

“Appleton Facilities” means the three parcels of real property owned in fee by Seller located in Appleton, Wisconsin known as the “Hancock Building”, the “Pilot Plant” and the “IT Building”.

“Appleton Leases” means the leases between Seller, as lessor, and Buyer, as lessee, pursuant to which Buyer shall lease from Seller each of the Appleton Facilities, which leases shall be in substantially the forms attached hereto as Exhibit A.

“Assigned Intellectual Property” has the meaning set forth in Section 2.1(i).

“Assignment and Assumption Agreement” means the agreement between Buyer and Seller pursuant to which, among other things, Seller shall assign the Assumed Contracts, and Buyer shall assume, the Assumed Contracts and the Assumed Liabilities, in substantially the form attached hereto as Exhibit B.

“Assumed Contracts” has the meaning set forth in Section 2.1(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Taxes” means all of those Taxes attributable to the Acquired Assets or the Business for taxable periods, or portions thereof, beginning after the Closing Date (as prorated pursuant to the method described in Section 3.4(a)), and one-half of all Liabilities in respect of Transfer Taxes imposed as a result of the transactions contemplated by this Agreement.

“Bill of Sale” means the bill of sale by which the title to the Personal Property included in the Acquired Assets shall be conveyed by Seller to Buyer, in substantially the form attached hereto as Exhibit C.

“Business” has the meaning set forth in the recitals.

“Business Books and Records” means any and all files, documents, instruments, books and records owned by Seller on the Closing Date relating primarily to the Business (other than books and records (A) relating to Taxes or (B) that are inseparable from Seller’s other operations), including the books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all filings, submissions and correspondence with any Governmental Authority), sale material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research, files relating to the Assigned Intellectual Property and the Contracts relating to the use of Intellectual Property included in the Acquired

Assets, including invention disclosures, licenses, notes, notebooks, sketches, designs and files relating to the operation, maintenance and condition of the Facility, including budgets, ledgers, journals, operating and engineering data, design plans, drawings and operating, safety and maintenance manuals.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks located in New York, New York generally are authorized or required by applicable Law to close.

“Business Employees” has the meaning set forth in Section 5.10(a).

“Business Marks” means any names, marks, trade names, trademarks and corporate symbols and logos incorporating “Encapsys”.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 8.3.

“Buyer’s Accountant” has the meaning set forth in Section 3.2(b).

“Buyer Fundamental Representations” has the meaning set forth in Section 8.1(c).

“Cap” has the meaning set forth in Section 8.4(a)(iii).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.1(b).

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Consent” means any consent, approval, ratification, waiver or other authorization required under the terms, conditions or provisions of any Assumed Contracts.

“Consultant” has the meaning set forth in Section 8.7(b).

“Contract” means all contracts, agreements, leases, licenses, instruments, purchase orders, undertakings, indentures, notes, bonds, mortgages, deeds of trust, joint ventures and all other agreements, legally binding commitments and arrangements, whether written or oral, excluding Permits.

“Controlling Party” has the meaning set forth in Section 8.7(a)

“Coverage Period” has the meaning set forth in Section 7.4(a).

“Deductible” has the meaning set forth in Section 8.4(a)(ii).

“Deed” means the special warranty deed duly executed by Seller and duly acknowledged, which conveys to Buyer Seller’s fee simple title to the Site, which shall be in substantially the form attached hereto as Exhibit D and in a form suitable for recording in the applicable recording office(s).

“Dispute” has the meaning set forth in Section 9.8(a).

“Due Diligence Information” has the meaning set forth in Section 6.9(c).

“Encumbrances” means any charges, claim, equitable interest, option, easement, encroachment, right of way, right of first refusal mortgages, pledges, liens (statutory or other), security interests or restriction of any nature.

“Environmental Action” has the meaning set forth in Section 8.7(a).

“Environmental Assumed Liabilities” has the meaning set forth in Section 2.3(f).

“Environmental Claim” means any and all written Actions alleging potential Liability, administrative or judicial actions, suits, orders, liens, notices alleging Liability, notices of violation, investigations which have been disclosed to Seller or the Business, complaints, requests for information relating to the Release or threatened Release into the environment of Hazardous Materials, proceedings, or other written communication, whether criminal, civil or administrative based upon, alleging, asserting, or claiming any actual or potential (i) violation of, or Liabilities under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) Liabilities for investigatory costs, cleanup costs, removal costs, Remediation costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the environment of any Hazardous Materials at any location related to the Acquired Assets, including, but not limited to, the Site, the Facility and any Off-Site Location to which Hazardous Materials, or materials containing Hazardous Materials, were sent.

“Environmental Law” means any applicable Law or other legally enforceable directive of any Governmental Authority or foreign authority having lawful jurisdiction over the Acquired Assets or the conduct of the Business, in each case (i) enacted on or before the date hereof and (ii) which relates to Releases or threatened Releases of Hazardous Materials or the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of Hazardous Materials, or otherwise relates to pollution, safety or protection of human health or the environment, including but not limited to CERCLA, as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Toxic Substances Control Act 15 U.S.C. 2601 et seq., as amended; the Occupational Safety and Health Act of 1970, 20 U.S.C. 651, et seq. as amended, similar federal, state or local laws, and regulations promulgated thereunder.

“Environmental Liabilities” means any and all Liabilities (i) incurred or imposed (A) pursuant to any order, notice of responsibility or violation, directive, injunction, judgment, or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or Environmental Permits; or (B) pursuant to any Action or cause of action by a Governmental Authority or other third Person for violations of any Environmental Law or Environmental Permit or for personal injury, property damage, damage to natural resources, or remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under any Environmental Law or Environmental Permit; (ii) arising from any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to the foregoing; or (iii) otherwise arising under or related to any Environmental Law or Environmental Permit.

“Environmental Lien” means any lien in favor of any Governmental Authority in connection with any Liability under any Environmental Laws.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permits” has the meaning set forth in Section 5.9(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“ESOP” has the meaning set forth in Section 4.3(l).

“Estimated Net Working Capital” has the meaning set forth in Section 3.2(a)(i).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 3.2(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(b).

“Excluded Intellectual Property” has the meaning set forth in Section 2.2(f).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Personal Property” has the meaning set forth in Section 2.2(c).

“Facility” has the meaning set forth in the recitals.

“Final Adjustment Amount” has the meaning set forth in Section 3.2(b).

“Final Net Working Capital” has the meaning set forth in Section 3.2(b).

“Final Net Working Capital Statement” has the meaning set forth in Section 3.2(b).

“FIRPTA Affidavit” means the Foreign Investment in Real Property Tax Act Certification and Affidavit, in substantially the form attached hereto as Exhibit E.

“Funding Agreement” means the Funding Agreement, effective as of September 30, 2014, between NCR Corporation, B.A.T. Industries, p.l.c., Seller, Windward Prospects Ltd. and BTI 2014 LLC.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” means (i) the federal government of the United States, (ii) any state, county, municipality, or other governmental subdivision within the United States, (iii) any executive, legislative or judicial court, department, commission, board, bureau, agency, or other instrumentality of the federal government of the United States, and (iv) any self-regulatory organization that has been delegated authority by any executive, legislative or judicial court, department, commission, board, bureau, agency or other instrumentality of the federal government of the United States or of any state, county, municipality, or other governmental subdivision within the United States.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (i) any petroleum or petroleum products or byproducts, radioactive materials, toxic mold, asbestos in any form, urea formaldehyde foam insulation, radon, and polychlorinated biphenyls; (ii) any chemicals, materials or substances which are now defined as or included in the definition of “Hazardous Materials,” “hazardous wastes,” “hazardous materials,” “hazardous substance”, “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “dangerous wastes” or words of similar meaning and regulatory effect under any applicable Environmental Law; or (iii) any other chemical, material, substance or waste, which by its nature, presence, characteristics or concentration is harmful, hazardous or injurious to human health or safety, the environment or natural resources or exposure to which is now prohibited, limited or regulated under any Environmental Law.

“Hire Date” has the meaning set forth in Section 7.4(a).

“Hired Employee” has the meaning set forth in Section 7.4(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) all indebtedness for borrowed money, (ii) all obligations for the deferred purchase price of assets, property or services (other than trade payables, accrued compensation or similar obligations incurred in the ordinary course of business), (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (v) all obligations under capital leases, (vi) all obligations as an account party under acceptance, letter of credit (to the extent such letter of credit has been drawn by the beneficiary thereof) or similar facilities, (vii) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (viii) all guarantee, support or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (vii) above, and (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned by Seller, whether or not Seller has assumed or become liable for the payment of such obligation.

“Indemnified Party” means a Seller Indemnified Party or a Buyer Indemnified Party.

“Indemnifying Party” means Buyer indemnifying the Seller Indemnified Parties pursuant to Section 8.2 or Seller indemnifying the Buyer Indemnified Parties pursuant to Section 8.3.

“Independent Accounting Firm” has the meaning set forth in Section 3.2(d)(i).

“Insurance Policies” has the meaning set forth in Section 5.8.

“Intellectual Property” means all of the following: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all registered or unregistered patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all registered or unregistered trademarks, service marks, trade dress, logos, designs, shapes, configurations, slogans, trade names, corporate names, internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all registered or unregistered copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential or proprietary business information (including ideas, research and development, know-how, recipes, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including source code, executable or object code, data, databases and related documentation) and software licenses, (vii) all other proprietary rights, and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intra-Seller Business” means the historic business relationship between Seller’s Encapsys business segment (as identified for Exchange Act purposes) and Seller’s Carbonless Paper business segment (as identified for Exchange Act purposes).

“Inventory” has the meaning set forth in Section 2.1(g).

“Knowledge” means (i) with respect to Seller, the actual knowledge of any fact, circumstance or condition after reasonable inquiry, by the individuals listed on Schedule 1.1(a) on the Closing Date, and (ii) with respect to Buyer, the actual knowledge of any fact, circumstance or condition after reasonable inquiry, by the individuals listed on Schedule 1.1(b) on the Closing Date.

“Latest Balance Sheet” has the meaning set forth in Section 5.5(b).

“Latest Statement of Income” has the meaning set forth in Section 5.5(b).

“Law” or “Laws” means any statute, law, treaty, rule, code, common law, ordinance, regulation, treatise, certificate, order, other requirement or rule of law of any Governmental Authority, or any judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority, including each Environmental Law, and any Permit of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.7(b).

“Lease” or “Leases” has the meaning set forth in Section 5.7(b).

“Lenders” means those lenders under that certain Credit Agreement, dated as of August 3, 2015, by and among Buyer, Rise Intermediate Holdings LLC, the other Guarantors (as such term is defined therein), the Lenders (as such term is defined therein) and Bank of America, N.A., and that certain Subordinated Second Lien Term Loan Agreement, dated as of August 3, 2015, by and among Buyer, Rise Intermediate Holdings LLC, the other Guarantors (as such term is defined therein), the Lenders (as such term is defined therein), Wilmington Trust, National Association and Credit Suisse Park View BDC, Inc., and their respective successors and assigns.

“Liability” or “Liabilities” means any Indebtedness, liabilities, commitments or obligations of any kind, character or nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Loss” or “Losses” means, with respect to any Person, any and all Liabilities, Actions, damages, fines, penalties, judgments, deficiencies, losses, awards, penalties, costs or expenses, including interest, court costs, reasonable fees of attorneys, accountants and other experts, other reasonable expenses of any Action and excluding any punitive, special or consequential damages or lost profits or diminution in value (based on a multiple of earnings or otherwise) except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party in any Third Party Action.

“Material Adverse Effect” means any change, event, circumstance, effect or state of facts that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the results of operations, business, assets, liabilities, or the financial condition of the Business, taken as a whole.

“Material Contracts” has the meaning set forth in Section 5.12(a).

“Minor Claim” has the meaning set forth in Section 8.4(a)(i).

“Net Working Capital” means those of the Acquired Assets that are the current assets of Seller that are included in the definition of Acquired Assets, minus the current liabilities of Seller that are included in the definition of Assumed Liabilities as calculated in accordance with the principles and methodology used in the determination of the Target Net Working Capital Amount as set forth on Schedule A-1, , but including accrued liabilities relating to amounts due to Hired Employees under Seller’s Long-Term Performance Cash Plan or Annual Bonus Plan calculated in accordance with the principles and methodology set forth on Schedule A-2 and Schedule A-3, respectively.

“Non-Controlling Party” has the meaning set forth in Section 8.7(b).

“Off-Site Location” means any location other than the Owned Real Property or the Leased Real Property.

“Organizational Documents” means (i) with respect to a corporation, the certificate or articles of incorporation and the bylaws; (ii) with respect to any other entity, any charter, certificate or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (iii) any amendment to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 2.1(a).

“Party” has the meaning set forth in the preamble.

“Patent Assignment” means the assignment executed by Seller in favor of Buyer, pursuant to which Seller assigns, transfers and conveys the patents described therein to Buyer, in substantially the form attached hereto as Exhibit F.

“Patent License” has the meaning set forth in Section 4.3(e).

“Permits” has the meaning set forth in Section 5.15.

“Permitted Encumbrances” means collectively (i) specific liens, exceptions, restrictions, easements, charges, rights-of-way, non-monetary encumbrances, regulations and similar exceptions to title listed in Schedule B of the Title Commitment, (ii) liens for Taxes or other governmental charges or assessments not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in each case, for which reserves in conformity with GAAP have been provided on the books of Seller, (iii) builders’, mechanics’, carriers’, workers’, warehousemens’, repairers’ and other similar liens and rights arising or incurred in the ordinary course of business for amounts not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of Seller and which are not, individually or in the aggregate, material to the Business or the Acquired Assets, (iv) zoning restrictions and other land use and environmental regulations by any Governmental Authorities and utility company easements or franchises, which are not, individually or in the aggregate, material to the Business or the Acquired Assets and which do not prohibit or interfere with the current operation of any of the Owned Real Property or the Leased Real Property nor render title to any of the Owned Real Property unmarketable, and (v) with respect to the Site, matters disclosed on the Survey.

“Person” means a natural person, partnership, corporation, limited liability company, proprietorship, business trust, joint stock company, trust, unincorporated association, joint venture, an association, Governmental Authority or other entity or organization.

“Personal Property” has the meaning set forth in Section 2.1(b).

“Portage Warehouse” means the warehouse facility located at 1800 Kutze Road, Portage, Wisconsin and leased by Seller (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto).

“Protest Notice” has the meaning set forth in Section 3.2(c).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Allocation” has the meaning set forth in Section 3.3.

“Qualified Benefit Plan” has the meaning set forth in Section 5.11(c).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching, abandonment, pumping, pouring, emptying, dumping, or allowing to escape or migrate into or through the environment (including ambient air, surface water, groundwater, wetlands, land surface, subsurface strata, or the indoor environment), including the disposal or abandonment of containers, tanks or other receptacles.

“Remediation” means action of any kind required by any applicable Law to (i) investigate, clean up, remove, treat or handle in any other way Hazardous Material; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release of Hazardous Material so that it does not migrate, endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures, post remedial or post closure studies, investigations, operations, maintenance or monitoring.

“Representatives” of a Party means the Party and its Affiliates and their respective directors, officers, employees, agents, partners, advisors (including accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling Persons.

“Required Regulatory Approvals” means collectively (i) filings or approvals with respect to any required transfer or assignment of the Permits and Environmental Permits required for any of the Owned Real Property or the Leased Real Property and operation of the Business; and (ii) other filings or approvals required to be made or obtained for any other approvals required by any Governmental Authority for the Parties to consummate the transactions under this Agreement.

“Required Third Party Consents” has the meaning set forth in Section 4.3(k).

“Restricted Business” means, (i) with respect to Buyer, the business engaged in by the Business, and (ii) with respect to Seller, the business of developing, manufacturing and selling coated carbonless, thermal, security and other special papers or such other coated substrates other than paper provided that such coated products other than paper were developed, manufactured or sold by Seller prior to the date hereof.

“Restricted Period” has the meaning set forth in Section 7.7(a).

“Restricted Stock Units” has the meaning set forth in Section 7.4(c).

“Schedules” means the disclosure schedules for this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Bonus Plans” has the meaning set forth in Section 7.4(e).

“Seller Fundamental Representations” has the meaning set forth in Section 8.1(b).

“Seller Indemnified Party” has the meaning set forth in Section 8.2.

“Seller Plans” has the meaning set forth in Section 5.11(a).

“Seller’s Marks” means any names, marks, trade names, trademarks and corporate symbols and logos incorporating “Appvion”.

“Shared Contract” has the meaning set forth in Section 2.5(b).

“Site” means the parcel of real property owned in fee by Seller in which the Facility is located, as further described in the Survey.

“Supply Agreement” means the supply agreement between Buyer and Seller in substantially the form attached hereto as Exhibit G.

“Survey” means the survey of the Site with the location of the Facility identified thereon dated March 31, 2009, last revised April 21, 2009, prepared by Martenson & Eisele, being Job No. 331-218B.

“Target Net Working Capital Amount” means $1,180,889.

“Taxing Authority” means, with respect to any Tax, any foreign, federal, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority.

“Tax Return” means any return, report or similar declaration with respect to Taxes which is required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the world.

“Third Party Action” has the meaning in Section 8.6(a).

“Title Commitment” means the title insurance commitment Number NCS-735597-MD61 issued by the Title Company effective June 2, 2015.

“Title Company” means First American Title Insurance Company.

“Trademark Assignment” means the assignment executed by Seller in favor of Buyer, pursuant to which Seller assigns, transfers and conveys the trademarks described therein to Buyer, in substantially the form attached hereto as Exhibit H.

“Transfer Taxes” means any and all realty transfer, sales use, stamp, conveyance, value added, recording, excise, and other similar Taxes, if any, together with all recording or filing fees, notarial fees and other similar costs of the Closing, that may be imposed upon, or payable, collectible or incurred in connection with the transfer of the Acquired Assets to Buyer or otherwise as a result of the transfer of the Acquired Assets hereunder.

“Transition Services Agreement” means the transition services agreement between Buyer and Seller pursuant to which, among other things, Seller shall provide transition services to Buyer post-Closing in substantially the form attached hereto as Exhibit I.

“Union” has the meaning set forth in Section 5.10(c).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“WEDC Loan Agreement” has the meaning set forth in Section 2.4(l).

“Year-End Financial Statements” has the meaning set forth in Section 5.5(a).

Section 1.2 Interpretation. In construing this Agreement:

(a) all references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit,” or “Schedule” shall be to an Article, Section, subsection, Exhibit, or Schedule of this Agreement, unless the context states otherwise;

(b) unless the context otherwise states, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof;

(c) whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural;

(d) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(e) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(f) a defined term has its defined meaning throughout this Agreement, and in each Exhibit and Schedule hereto, regardless of whether it appears before or after the place where it is defined;

(g) where a period of time is specified to run from or after a given day or the day of an act or event, it is to be calculated exclusive of such day; and where a period of time is specified as commencing on a given day or the day of an act or event, it is to be calculated inclusive of such day;

(h) all accounting terms used but not defined herein have the meanings given to them under GAAP as consistently applied;

(i) if the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day;

(j) each Exhibit and Schedule to this Agreement is a part of this Agreement, and should be construed together;

(k) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(l) references to a law, rule, regulation, contract, agreement, or other document mean that law, rule, regulation, contract, agreement, or document as amended, modified, or supplemented, if applicable;

(m) references to the United States and the U.S. refer to the United States of America;

(n) references to sums of money are expressed in the lawful currency of the United States, and “$” refers to U.S. Dollars; and

(o) any statement to the effect that any information, document or other material has been “made available” shall mean that such information, document or material was made available by Seller to Buyer or Buyer’s Representatives, for review prior to the execution of this Agreement, by either (i) physically delivering such information to Buyer or Buyer’s Representatives, (ii) delivering such information to Buyer or Buyer’s Representatives in electronic format, whether via email or contained in a disc or other memory device, or (iii) making such information available to Buyer or Buyer’s Representatives in a virtual data room maintained by Seller or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and assume from Seller, all of Seller’s right, title and interest in and to the following assets, properties, rights and interests, free and clear of all Encumbrances (other than Permitted Encumbrances) (the “Acquired Assets”):

(a) the Site, including, without limitation, the Facility and the improvements and fixtures located therein (collectively, the “Owned Real Property”);

(b) the machinery, equipment, vehicles, furniture, fixtures, office equipment, supplies, desktop and laptop computers, telephone hardware and other personal property (excluding Inventory used primarily in connection with the operation of the Business), other than the Excluded Personal Property (collectively, “Personal Property”);

(c) to the extent transferable under applicable Law, all Permits that are primarily used or held primarily for use in the operation of the Business as currently conducted, including, without limitation, those set forth on Schedule 2.1(c) and all Environmental Permits;

(d) all rights under the Contracts set forth on Schedule 5.12(a) and under each other Contract to which Seller is a party or is otherwise bound relating primarily to the Business and not required to be disclosed on such Schedule pursuant to the terms thereof and all confidentiality and non-disclosure agreements entered into with any third party in relation to such third party’s potential acquisition of the Business (collectively, the “Assumed Contracts”);

(e) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(f) originals, or where not available, copies of all Business Books and Records;

(g) all inventories of supplies and materials located at or in transit to the Real Property and any other inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, in each case used primarily in connection with the Business as of the Closing Date (collectively, “Inventory”);

(h) all accounts or notes receivable with respect to the Business, and any security, Action, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(i) all domestic and foreign Intellectual Property that is owned by Seller and primarily used in the Business and all goodwill specifically associated therewith, including, without limitation, the Intellectual Property set forth on Schedule 2.1(i) (collectively, “Assigned Intellectual Property”);

(j) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees, in each case (i) relating primarily to the Business other than prepaid expenses for insurance or other Excluded Assets and (ii) reflected on the Final Net Working Capital Statement;

(k) all goodwill and the going concern value of the Business;

(l) all other assets, rights and interests used primarily in relation to or in connection with the Business; and

(m) the assets set forth on Schedule 2.1(m) located on the Appleton Facilities and the Appleton headquarters building.

provided, however, that the Acquired Assets shall not include the Excluded Assets.

Section 2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary contained in this Agreement, the following assets (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Acquired Assets and shall remain the property of Seller after the Closing:

(a) the consideration delivered by Buyer to Seller pursuant to this Agreement and cash or other cash equivalents;

(b)(i) any Contracts to which Seller is a party which are not Assumed Contracts, and (ii) any documents of Seller relating to any bids or offers received by Seller from Persons other than Buyer or its Affiliates for the purchase of the Business (collectively, “Excluded Contracts”);

(c) any personal property set forth on Schedule 2.2(c) or otherwise located on real property owned or leased by Seller other than the Owned Real Property or the Leased Real Property (“Excluded Personal Property”);

(d) all insurance policies and binders and all Actions, refunds and credits from insurance policies due or to become due with respect to such policies or binders and all prepaid expenses related thereto;

(e) all Tax credits and refunds relating to Taxes which constitute Excluded Liabilities hereunder and Tax Returns of Seller and work papers relating thereto;

(f) all Intellectual Property of Seller which are not Assigned Intellectual Property (“Excluded Intellectual Property”);

(g) any and all of Seller’s rights in any Contract or arrangement representing an intercompany transaction, agreement or arrangement between Seller and an Affiliate of Seller, whether or not such transaction, agreement or arrangement relates to the provision of goods or services, payment arrangements, or intercompany charges or balances;

(h) any assets relating to the Business that are consumed, sold or disposed of in the ordinary course of business prior to the Closing;

(i) any personnel records and other records relating to employees of Seller and its Affiliates other than those relating to the Business Employees who become employed by Buyer or its Affiliates, to the extent permitted by applicable Law;

(j) the corporate seal, files, charter documents, minute books, instruments and other books and records of Seller relating to any other Excluded Asset or the Excluded Liabilities;

(k) all (i) corporate-wide systems, properties and assets not exclusively used in the Business and (ii) system, properties and assets managed by the corporate-wide information technology group of Seller and its Affiliates, including for the foregoing clauses (i) and (ii), management information systems and software, computer and communication systems and software and related third-party software, IP address spaces, voicemail, and messaging systems and related Intellectual Property and technology and assets, including the assets that will be utilized by Seller or its Affiliates in providing services to Buyer under the Transition Services Agreement;

(l) all Seller Plans and assets attributable thereto;

(m) the rights which accrue or will accrue to Seller under this Agreement or any of the Ancillary Agreements; and

(n) any and all securities of any subsidiary of Seller.

Section 2.3 Assumed Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and satisfy or perform only the following Liabilities of the Business and no others (collectively, the “Assumed Liabilities”):

(a) the current Liabilities of the Business for accounts payable and accrued operating expenses (other than Indebtedness and accrued interest thereon and excluding any Excluded Liabilities) reflected on the Latest Balance Sheet in accordance with GAAP which arose in the ordinary course of business, consistent with past practice and which have not been paid or otherwise discharged prior to the Closing Date, but only to the extent that such Liabilities are reflected or reserved against on the Final Net Working Capital Statement;

(b) the current Liabilities of the Business for accounts payable and accrued operating expenses (other than Indebtedness and accrued interest thereon) which (i) have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice,

(ii) would, in accordance with GAAP and consistent with past practice, be classified as current liabilities and reflected in a balance sheet, and (iii) have not been or will not be satisfied or discharged on or prior to the Closing Date, but only to the extent that such Liabilities are reflected or reserved against on the Final Net Working Capital Statement;

(c) Liabilities arising out of or in connection with product liability, toxic tort or similar claims for personal injuries, property damage or losses that involve the use of any product manufactured by the Business prior to Closing but acquired by Buyer hereunder as Inventory and sold or otherwise disposed of by Buyer after the Closing Date;

(d) Liabilities for obligations with respect to Hired Employees that Buyer is expressly assuming pursuant to Section 7.4 hereof;

(e) all Liabilities of Seller, including obligations to be performed, under the Assumed Contracts and the Permits and Business Permits included in the Acquired Assets but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not relate to any breach thereof by Seller on or prior to the Closing;

(f) all Environmental Liabilities of Seller, including all Liabilities of Seller relating to any Environmental Law or Hazardous Materials, with respect to the Owned Real Property and the Leased Real Property whether arising prior to, on or after the Closing Date other than the Excluded Liabilities as set forth in Section 2.4(e) and Section 2.4(k) (collectively, the “Environmental Assumed Liabilities”), provided, that Buyer shall, subject to the limitations set forth in ARTICLE 8, be entitled to indemnification with respect to environmental matters arising out of any breach of the representations and warranties contained in Section 5.9;

(g) all Liabilities of Seller in respect of the Assumed Taxes;

(h) the Actions set forth on Schedule 2.3(h); and

(i) all Liabilities that relate directly or indirectly to, in respect of, or otherwise arising from Buyer’s ownership, use or operation of the Acquired Assets after the Closing Date that are not Excluded Liabilities as defined in Section 2.4.

BUYER SHALL NOT ASSUME NOR BE RESPONSIBLE OR LIABLE FOR ANY OTHER LIABILITIES OR OBLIGATION OF SELLER EXCEPT FOR THE ASSUMED LIABILITIES.

Section 2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or anything to the contrary contained in this Agreement, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liability or Taxes of Seller or any of its Affiliates other than the Assumed Taxes;

(b) any Liability (other than the Assumed Taxes) of Seller or any of its Affiliates arising from or incurred in connection with the negotiation, preparation, investigation, the execution, delivery or performance of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(c) other than Liabilities described in Section 2.3(h), any Liability of Seller or its Affiliates for any Action pending or threatened, including any Action by a Governmental Authority resulting from any investigation or proceeding by a Governmental Authority, relating to or otherwise in respect of the operations of the Business or ownership or use of the Acquired Assets to the extent such Action relates to such operation, ownership or use on or prior to the Closing Date, but excluding the Environmental Assumed Liabilities described in Section 2.3(f);

(d) any Liabilities in respect of Taxes of Seller relating to the Business, the Acquired Assets or the Assumed Liabilities attributable to the taxable periods, or portions thereof, ending on or prior to the Closing Date (as prorated pursuant to the method described in Section 3.4) other than the Assumed Taxes;

(e) all Environmental Claims or Environmental Liabilities of Seller, including all Liabilities of Seller relating to any Environmental Law or Hazardous Materials, with respect to the Owned Real Property, arising out of or relating to facts, circumstances or conditions existing or acts or omissions occurring prior to June 30, 1978, including, without limitation, Liabilities addressed in the Funding Agreement or otherwise relating to the Fox River or Future Sites (each as defined in the Funding Agreement);

(f) any Liability of Seller relating to any of the Excluded Assets of Seller;

(g) other than Liabilities described in Section 2.3(c), any Liability relating to the manufacture or sale of products prior to the Closing, including Liabilities for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller or by reason of the improper or defective performance or malfunctioning of a product, improper or defective design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(h) other than Liabilities described in Section 2.3(c), any Liability relating to the recall, design defect or similar Actions of any products manufactured or sold or any service performed by Seller;

(i) any Liability arising out of, in respect of or in connection with the infringement of any third party’s intellectual or proprietary rights by Seller or any of its Affiliates prior to the Closing Date;

(j) other than the Liabilities described in Sections 2.3(a), (b), and (d), any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments with respect to employees or under any of the Seller Plans;

(k) any Environmental Claims or Environmental Liabilities to the extent arising out of or relating to (i) the generation, use, storage, treatment, transport, arranging for disposal and/or disposal of Hazardous Materials or migration of Hazardous Materials by the Business prior to the Closing at any Off-Site Location or (ii) any formerly owned, operated or leased properties of the Business;

(l) any Liabilities under the Excluded Contracts, including without limitation any Liabilities under the grant agreement between the Wisconsin Economic Development Council and Seller for a $300,000 forgivable loan for economic development (the “WEDC Loan Agreement”), subject to Buyer’s obligations set forth in Section 7.9 of this Agreement;

(m) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to ARTICLE 8 as Seller Indemnified Parties;

(n) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Governmental Order;

(o) all Liabilities of Seller or its Affiliates for any Indebtedness incurred on or prior to the Closing Date; and

(p) other than the Assumed Liabilities, any and all Liabilities arising out of the ownership, use or operation of the Business or the Acquired Assets on or prior to the Closing.

Section 2.5 Limitations on Assignability.

(a) To the extent that Seller’s rights under any Assumed Contract or Permit constituting an Acquired Asset may not be assigned to Buyer without the Consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, shall cooperate in any commercially reasonable arrangement requested by Buyer to provide to Buyer the benefits thereunder, including attempting to obtain such consent after the Closing. If as of and from the Closing Date any such Consent other than a Required Third Party Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Acquired Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Acquired Asset, with Buyer in any other commercially reasonable arrangement designed to provide such benefits to Buyer.

(b) Any Contract to be assigned, transferred and conveyed in accordance with Section 2.1 that does not exclusively relate to the Business (each, a “Shared Contract”) shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that relate to the Business to Buyer, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that Buyer shall be entitled to the rights and benefit of those parts of the Shared Contract that relate to the Business and shall assume the portion of the Liabilities that relate to the Business under such Shared Contracts to the extent as Assumed Liability; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Consents and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Consent or Consents, then Seller will cooperate with Buyer to establish an agency type or other similar arrangement reasonably satisfactory to Seller and Buyer intended to both (x) provide to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Buyer to bear the costs and Liabilities thereunder to the extent an Assumed Liability from and after the Closing in accordance with this Agreement to the extent that Buyer receives the rights and benefits of the parts of the Shared Contracts that relate to the Business. In furtherance of the foregoing, Buyer will promptly pay, perform or discharge when due any Liability to the extent an Assumed Liability arising thereunder after the Closing Date to the extent that Buyer receives the rights and benefits of the parts of such Shared Contracts that relate to the Business.

(c) Notwithstanding anything in this Agreement to the contrary, at or immediately prior to the Closing, Seller shall terminate, effective upon the Closing, any services provided to the Business by Seller or any Affiliate of Seller, including the termination or severance of insurance policies with respect to coverage for the Business and the Acquired Assets, Tax services, legal services and banking services (to include the severance of any centralized clearance accounts), other than any such services provided pursuant to an Assumed Contract or any of the Ancillary Agreements.

ARTICLE 3

PURCHASE PRICE; PURCHASE PRICE ADJUSTMENT

Section 3.1 Purchase Price. In consideration of the sale, assignment, conveyance, transfer and delivery of the Acquired Assets to Buyer as of the Closing, Buyer shall pay to Seller or Sellers’ designees at the Closing an aggregate purchase price equal to Two Hundred Eight Million Dollars ($208,000,000), as adjusted pursuant to Section 3.2(a) (the “Purchase Price”) and shall assume the Assumed Liabilities. The Purchase Price minus the net amount of any Transfer Taxes related to the Owned Real Property due to be paid by Seller at the Closing pursuant to Section 7.3(a) shall be paid in cash by wire or intrabank transfer of immediately available funds to the account or accounts directed in writing by Seller.

Section 3.2 Purchase Price Adjustment.

(a) Initial Purchase Price Adjustment on Closing Date. The Purchase Price shall be adjusted on the Closing Date as set forth in this Section 3.2(a).

(i) Schedule A-1 (“Estimated Net Working Capital Statement”) sets forth Seller’s good faith estimate of Net Working Capital of the Business as of the expected

Closing Date (the “Estimated Net Working Capital”) calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year end, subject to the principles and methodology set forth on Schedule A-1 but including accrued liabilities relating to amounts due to Hired Employees under Seller’s Long-Term Performance Cash Plan or Seller’s Annual Bonus Plan calculated in accordance with the principles and methodology set forth on Schedule A-2 and Schedule A-3, respectively.

(ii) If the Estimated Net Working Capital is greater than the Target Net Working Capital Amount, then the Purchase Price payable at the Closing will be increased by an amount equal to such excess. If the Estimated Net Working Capital is less than the Target Net Working Capital Amount, then the Purchase Price will be decreased by such deficit.

For the avoidance of doubt, when calculating any adjustments to the Purchase Price pursuant to this Section 3.2(a) or elsewhere in this Agreement, the Parties agree that any item adjusting the Purchase Price (including items impacting the calculation of the Estimated Net Working Capital) will not be taken into account more than once if the effect would be to economically duplicate such adjustment to the Purchase Price.

(b) Final Net Working Capital Statement. As soon as practicable after the Closing Date, but no later than the first (1st) Business Day that is sixty (60) days after the Closing Date, Buyer shall, or shall cause its external auditor (“Buyer’s Accountant”) to, prepare a statement (“Final Net Working Capital Statement”) setting forth (i) the calculation of Net Working Capital on the Closing Date on a basis consistent with that employed in the preparation of the Estimated Net Working Capital Statement and using the principles and methodologies set forth in Section 3.2(a)(i) (the “Final Net Working Capital”) and (ii) the difference, if any, by which the Final Net Working Capital is less than or greater than the Estimated Net Working Capital (such difference the “Final Adjustment Amount”).

(c) Protest Notice. Within forty-five (45) days after Buyer’s or Buyer’s Accountant’s delivery of the Final Net Working Capital Statement to Seller, Seller may deliver written notice (the “Protest Notice”) to Buyer setting forth any objections to the amounts on the Final Net Working Capital Statement, and the basis therefor. In the event that Seller does not object within such forty-five (45) day period, the Final Net Working Capital Statement shall be final and binding on Buyer and Seller. If Seller delivers a Protest Notice within the prescribed time period, then Seller and Buyer shall use reasonable efforts to resolve any disputes as to the computation of the Final Net Working Capital, within twenty (20) days after delivery of the Final Net Working Capital Statement.

(d) Resolution of Protests.

(i) If Buyer and Seller are unable to resolve all of their disagreements with respect to the calculation of the Final Net Working Capital within twenty (20) days following the delivery of any Protest Notice by Seller, then either Seller or Buyer may refer the items remaining in dispute to a nationally-recognized independent accounting firm mutually agreed to by Buyer and Seller (the “Independent Accounting Firm”). In such case, Seller and Buyer will jointly retain the Independent Accounting Firm and direct it to render a written report setting forth its determination of the Final Net Working Capital and resolving any and all items remaining in dispute, not later than thirty (30) days after acceptance of its retention. Seller and Buyer shall each submit to the Independent Accounting Firm their respective computations of the Final Net Working Capital and specific information, evidence and support for their respective positions as to all items remaining in dispute.

(ii) Seller and Buyer, and their respective Representatives, shall cooperate fully with the Independent Accounting Firm during its engagement and respond on a timely basis to all requests for information or access to documents, data and working papers or personnel made by the Independent Accounting Firm, all with the intent to fairly and in good faith resolve all disputes relating to the Final Net Working Capital as promptly as reasonably practicable. Neither Seller nor Buyer shall have any ex parte meetings, teleconferences or other communication, either written or oral, with the Independent Accounting Firm as it is intended for Seller and Buyer to be included in all discussions and correspondences with the Independent Accounting Firm.

(iii) The Independent Accounting Firm shall conduct its review, resolve all items remaining in dispute and, to the extent necessary, compute the Final Net Working Capital based on (1) the components set forth in the Final Net Working Capital Statement that were not subject to a Protest Notice; (2) those items that were the subject of dispute as set forth in a Protest Notice and resolved by agreement of the Parties; and (3) its resolution of the items remaining in dispute. The findings and determinations of the Independent Accounting Firm as set forth in its written report to Seller and Buyer shall be deemed final, conclusive and binding upon the Parties. In resolving any disputed item, the Independent Accounting Firm (A) may not assign a value to any item greater than the greatest value for such item proposed by Seller or Buyer, as the case may be, or less than the least value for such item proposed by Seller or Buyer, as the case may be, (B) shall be bound by the principles set forth in this Section 3.2 and (C) shall limit its review to disputed items referred to it for resolution but shall resolve such disputed items in a manner consistent with (1) the components set forth in the Final Net Working Capital Statement that were not subject to a Protest Notice; and (2) those items that were the subject of dispute as set forth in a Protest Notice and resolved by agreement of the Parties.

(iv) The fees and expenses incurred by the Independent Accounting Firm shall be borne equally by Buyer and Seller.

(e) Final Net Working Capital Adjustment. Within five (5) Business Days after the final determination of the Final Net Working Capital Statement, or the failure of Seller to submit a timely Protest Notice: (i) if the Final Net Working Capital is less than the Estimated Net Working Capital, then Seller shall pay to Buyer the amount of such difference by wire transfer of immediately available funds to the bank account(s) specified by Buyer, or (ii) if the Final Net Working Capital is greater than the Estimated Net Working Capital, then Buyer shall pay to Seller the amount of such difference by wire transfer of immediately available funds to the bank account(s) specified by Seller.

Section 3.3 Allocation of Purchase Price. The Purchase Price plus Assumed Liabilities shall be allocated among the Acquired Assets based on Buyer’s purchase accounting allocation provided, however, that the Owned Real Property shall be valued at Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Purchase Price Allocation”). Buyer shall notify Seller of such Purchase Price Allocation within twenty (20) Business Days of its determination. Seller and Buyer and their Affiliates shall report, act and file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation subject to appropriate modification to each party’s costs associated with this transaction. Neither Seller nor Buyer shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law. In the event that the Purchase Price Allocation hereto is disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify the other Party concerning the existence and resolution of such dispute. In the event of any adjustment to the Purchase Price hereunder, Buyer and Seller agree to adjust such allocation to reflect any Purchase Price adjustment, if appropriate, in a manner consistent with the Purchase Price Allocation and to file consistently any Tax Returns and reports required as a result of such Purchase Price adjustment.

Section 3.4 Proration. Buyer and Seller agree that those items listed below, to the extent they relate to the Acquired Assets, will be prorated in a reasonable manner and without duplication of any such items as of the Closing Date, with Seller liable to the extent such items relate to any time period up to the Closing Date, and Buyer liable to the extent such items relate to periods on and after to the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days). Unpaid items for which Seller is liable shall be included as Liabilities on the Estimated Net Working Capital Statement and the Final Net Working Capital Statement and prepaid items for which Buyer is liable shall be included as assets on the Estimated Net Working Capital Statement and the Final Net Working Capital Statement.

(a) any ad valorem taxes imposed on the tangible or intangible property comprising the Acquired Assets shall be prorated based on the number of days in such taxable period up to the Closing Date, and on the number of days in such taxable period on and after the Closing Date;

(b) any permit, license, registration or compliance assurance fees with respect to any Permit;

(c) fees or charges (other than Taxes) imposed by any Governmental Authority;

(d) sewer rents and charges for water, telephone, electricity and other utilities and similar charges of Seller; and

(e) any prepaid expenses (including security deposits), payment obligations for goods purchased or delivered, or services rendered, including rent under any Leases or leases of Personal Property that are Assumed Contracts by which either Seller or the Business is bound.

ARTICLE 4

THE CLOSING

Section 4.1 Time and Place of Closing. The closing of the transactions contemplated by this Agreement to effect the purchase and sale of the Acquired Assets (the “Closing”) shall occur at the offices of Miles & Stockbridge P.C., 100 Light Street, Baltimore, Maryland, unless another place is agreed upon in writing by the Parties, on the date hereof, (the “Closing Date”). For purposes of this Agreement, the Closing shall be deemed to have occurred at 12:01 a.m. local time on the Closing Date.

Section 4.2 Payment of Purchase Price. Buyer shall pay or cause to be paid to Seller at the Closing the Purchase Price in accordance with Section 3.1.

Section 4.3 Closing Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered to Buyer, the following:

(a) the Appleton Leases, the Deed, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment, the Trademark Assignment, the Supply Agreement, the Transition Services Agreement and each other Ancillary Agreement required to be delivered by Seller under this Agreement, each duly executed by Seller, in recordable form where appropriate;

(b) a certificate of good standing with respect to Seller, dated no more than ten (10) Business Days prior to the Closing Date, issued by the Secretary of State of the State of Delaware;

(c) copies, certified by the Secretary or any Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

(d) a certificate in the form of Exhibit J hereto, of the Secretary or Assistant Secretary of Seller, identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

(e) a patent license, in substantially the form of Exhibit K hereto (the “Patent License”), granting to Seller a license to use certain Acquired Assets after the Closing Date as more fully set forth therein;

(f) all Business Books and Records, it being understood that any Business Books and Records located at the Facility at the time of the Closing need not be physically delivered to Buyer, but shall be deemed delivered at the Closing, provided that, for any Business Books and Records not located at the Facility, Seller shall be entitled to deliver such Business Books and Records to Buyer promptly after the Closing Date; provided further that Seller shall be permitted to keep (i) one copy of such Books and Records for purposes of its internal compliance procedures and for use in connection with any financial statements, Taxes, reporting obligations, Actions and compliance with applicable Laws and (ii) such Books and Records in the form of so-called “back-up” electronic tapes in the ordinary course of business;

(g) the FIRPTA Affidavit duly executed by Seller;

(h) such real estate transfer declarations, disclosures or forms and such other documents, instruments or agreements, if any, as shall have been reasonably requested by the Title Company in order to issue a title insurance policy to Buyer and to consummate the Closing;

(i) evidence reasonably acceptable to Buyer that Seller has caused all Liens with respect to the Acquired Assets to be released and terminated;

(j) evidence of the receipt of all Required Regulatory Approvals;

(k) evidence of the receipt of the consent of all third parties set forth on Schedule 4.3(k) hereto (the “Required Third Party Consents”);

(l) a certificate of the Secretary of Seller certifying as to the written consent of the trustee of the Appvion, Inc. Retirement Savings and Employee Stock Ownership Plan (the “ESOP”), authorizing the execution and delivery of this Agreement and the Ancillary Agreements; and

(m) such other agreements, documents, instruments and writings as are required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

Section 4.4 Closing Deliveries by Buyer. At the Closing, Buyer will execute and deliver, or cause to be executed and delivered, or will have obtained and delivered, to Seller the following, unless otherwise specifically stated:

(a) the Appleton Leases, the Assignment and Assumption Agreement, the Supply Agreement, the Transition Services Agreement, the Patent License and each other Ancillary Agreement required to be delivered by Buyer under this Agreement, each duly executed by Buyer and in recordable form where appropriate;

(b) a certificate of good standing with respect to Buyer, issued by the Secretary of the State of Delaware as of a date not more than ten (10) Business Days prior to the Closing Date;

(c) copies, certified by the Secretary or any Assistant Secretary of Buyer, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Buyer in connection herewith, and the consummation of the transactions contemplated hereby;

(d) a certificate in the form of Exhibit L hereto, of the Secretary or Assistant Secretary of Buyer, identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

(e) such real estate transfer declarations, disclosures or forms and such other documents, instruments or agreements, if any, to Seller as shall have been reasonably requested by the Title Company in order to issue a title insurance policy to Buyer and to consummate the Closing;

(f) evidence of the receipt of all Required Regulatory Approvals; and

(g) such other agreements, documents, instruments and writings as are required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE 5 are true and correct as of the Closing Date. Notwithstanding anything to the contrary contained in any Schedule or in this Agreement, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in each other Schedule to which such information or disclosure may apply so long as (a) such other Section is referenced by applicable cross-reference or (b) it is reasonably apparent from the Schedule that such information or disclosure is applicable to such other Section. Nothing in any Schedule (i) shall constitute an admission that any information disclosed, set forth or incorporated by reference in any Schedule, either individually or in the aggregate, represents a material exception or material fact, event or circumstance, (ii) shall be deemed to modify in any respect the standard of materiality or any other standard for disclosure set forth in this Agreement, or (iii) relating to any possible breach or violation of any agreement, contract, applicable Law or any order of a Governmental Authority shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 5.1 Organization; Qualification. Seller is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, Seller has all requisite power and authority to own, lease and operate its properties and to carry out its business as is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, except where the failure to have such power and authority, or to be so qualified or in good standing, would not individually or in the aggregate, be reasonably likely to prevent or materially delay or impair Seller’s ability to consummate the transactions contemplated by this Agreement. The copies of Seller’s Organizational Documents which were previously made available to Buyer are true, correct and complete copies of such documents as in effect on the Closing Date.

Section 5.2 Authority Relative to this Agreement; Enforceability.

(a) Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller, and no other proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby and thereby.

(b) This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller. Assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyer, this Agreement and the Ancillary Agreements constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 5.3 Consents and Approvals. Except for the Required Regulatory Approvals listed on Schedule 5.3, no consent, approval, Permit, Governmental Order, notice to or authorization of or filing with any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, (a) would result in a material a violation of any material Law or any Permit assigned to Buyer, or (b) would prohibit the consummation of the transactions contemplated hereby and thereby

Section 5.4 No Violation. Except as set forth on Schedule 5.4 and subject to the receipt of all Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements to which Seller is a party, nor the performance by Seller of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or constitute a default under Seller’s Organizational Documents, (b) violate, conflict with or result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract or Permit by which the Business is bound or to which any of the Acquired Assets are subject (including any Assumed Contract), (c) violate any Laws or Governmental Order applicable to Seller or by which any of its assets and properties is bound or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Acquired Assets.

Section 5.5 Financial Statements.

(a) Seller has provided or made available to Buyer the unaudited balance sheet of the Business as of January 2, 2015, together with the unaudited related statements of income for year ended January 3, 2015 (the “Year-End Financial Statements”). The Year-End Financial Statements (i) have been derived from financial statements prepared in accordance with GAAP applied on a consistent basis in accordance with the accounting principles and policies of Seller set forth on Schedule 5.5(a), (ii) present fairly in all material respects the financial condition of the Business as of January 3, 2015 and the results of operation of the Business for such period, and (iii) are consistent with the Business Books and Records in all material respects (which, in turn, are accurate and complete in all material respects).

(b) Seller has provided or made available to Buyer the unaudited balance sheet of the Business as of April 5, 2015 (the “Latest Balance Sheet”) and the related unaudited statement of income for the three-month period then ended (the “Latest Statement of Income”). The Latest Balance Sheet and the Latest Statement of Income (i) have been derived from financial statements prepared in accordance with GAAP applied on a consistent basis in accordance with the accounting principles and policies of Seller set forth on Schedule 5.5(a), (ii) present fairly in all material respects the financial condition of the Business and the results of operation of the Business for such period, and (iii) are consistent with the Business Books and Records in all material respects (which, in turn, are accurate and complete in all material respects).

(c) Undisclosed Liabilities. Seller has no Liabilities with respect to the Business that should be reflected on a balance sheet in accordance with GAAP, except (i) those reflected or reserved against in the Latest Balance Sheet, (ii) those Liabilities and obligations expressly disclosed in the Schedules to this Agreement or not required to be disclosed on the Schedules pursuant to the representations or warranties relating to such Schedules, (iii) those incurred in the ordinary course of business since the date of the Latest Balance Sheet, and (iv) Excluded Liabilities.

Section 5.6 Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, and except as set forth on Schedule 5.6, the Business has been conducted only in the ordinary course of business consistent with past practice and there has not been any:

(a) change, event or effect that, individually or in the aggregate with other changes, events or effects, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) material change in cash management practices and policies, practices and procedures with respect to (i) collection of Accounts Receivable, (ii) establishment of reserves for uncollectible Accounts Receivable, (iii) accrual of Accounts Receivable, (iv) inventory control, (v) prepayment of expenses, (vi) payment of trade accounts payable, (vii) accrual of other expenses or (viii) deferral of revenue and acceptance of customer deposits;

(d) entry into any Contract that would constitute a Material Contract;

(e) transfer, assignment, sale or other disposition of any of the Acquired Assets shown or reflected in the Latest Balance Sheet, except for the sale of Inventory in the ordinary course of business and the disposition of obsolete, damaged or worn-out assets in the ordinary course of business;

(f) amendment, termination or waiver of any material rights constituting Acquired Assets other than in the ordinary course of business;

(g) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Assigned Intellectual Property or Intellectual Property Contracts included in the Acquired Assets;

(h) material damage, destruction or loss, or any material interruption in use (other than in the ordinary course of business) of any significant asset or property included in the Acquired Assets, whether or not covered by insurance;

(i) acceleration, termination, material modification to or cancellation of any Material Contract or material Permit;

(j) capital expenditures which, in the aggregate, would exceed $500,000 and which would constitute an Assumed Liability;

(k) imposition of any Encumbrance upon any of the Acquired Assets other than Permitted Encumbrances;

(l)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any employee, consultant or independent contractor of the Business (other than as required pursuant to the terms of the Seller Plans);

(m) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any employee, independent contractor or consultant of the Business, (ii) Seller Plan (except as otherwise required pursuant to the terms of the Seller Plans or as required by Law), or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(n) any loan to (or forgiveness of any loan to) any employee of the Business, or entry into any other transaction with, any employees of the Business affecting the Business or the Acquired Assets;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(p) except for this Agreement and the Ancillary Agreements, any Contract to do any of the foregoing.

Section 5.7 Real Property and Related Matters.

(a) Schedule 5.7(a) sets forth the legal description of the Owned Real Property. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired each parcel of Owned Real Property and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Owned Real Property:

(i) Seller has good and marketable fee simple title thereto, free and clear of all Encumbrances, except for Encumbrances set forth on Schedule 5.7(a)(i) and Permitted Encumbrances;

(ii) Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property (other than the right of Buyer pursuant to this Agreement) or any portion thereof or interest therein.

(b) Schedule 5.7(b) sets forth a list of each parcel of real property leased to Seller and primarily used in connection with the Business (the “Leased Real Property”) and a true, correct and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (each a “Lease” and, collectively, the “Leases”).

(c) Except as set forth on Schedule 5.7(c), Seller has not received any notice that the whole or any portion of the Real Property is (i) in violation of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property; (ii) subject to any existing, pending or to Seller’s Knowledge, threatened governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor, to Seller’s Knowledge, has any such condemnation, expropriation or taking been proposed; or (iii) subject to any existing, pending or, to Seller’s Knowledge, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated.

(d) Except as set forth on Schedule 5.7(d), the Real Property and the Appleton Facilities together with the real property to be used by Seller to provide services following the Closing pursuant to the Transition Services Agreement constitute all of the real property that is necessary to conduct the Business as currently conducted and is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as presently conducted.

(e) Seller has delivered to Buyer a true, correct and complete copy of each Lease relating to any of the Real Property. With respect to each such Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease and to Seller’s Knowledge no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) except as set forth on Schedule 5.7(d), Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

Section 5.8 Insurance. There are no pending claims and there have been no claims by Seller since January 1, 2012 (except for claims for health care expenses or life insurance arising in the ordinary course of business) under any insurance policies, including property, general liability, product liability, fire, workers’ compensation, vehicular, cargo, aviation, fiduciary liability, umbrella liability and other casualty and property insurance policies, maintained as of the date of this Agreement by Seller or its Affiliates in connection with the Business, the Acquired Assets or the Assumed Liabilities (collectively, the “Insurance Policies”). There are no claims related to the Business, the Acquired Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 5.9 Environmental Matters. Except as set forth on Schedule 5.9:

(a) The operations of Seller with respect to the Business and the Acquired Assets are currently and have been in compliance with all applicable Environmental Laws except for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(b) Seller has not received any written notice, report or other document that, with respect to the Business or Acquired Assets, it is in actual or alleged unresolved violation of or has any Liability under the provisions of any Environmental Law that has resulted in any pending Environmental Claim related thereto. During the two (2) years immediately prior to the date hereof, Seller has not received any written request for information pursuant to Environmental Law with respect to the Business or the Acquired Assets.

(c) Seller, with respect to the Business, any of the Acquired Assets, the Owned Real Property or the Leased Real Property, is not subject to any Governmental Order, settlement or agreement that relates to any violation of, noncompliance with or Liability under any Environmental Law, and no Environmental Lien has attached to the Owned Real Property, or to the Knowledge of Seller, the Leased Real Property.

(d) Seller has not used, generated, manufactured, treated, stored, transported, Released, disposed of, handled or permitted any Hazardous Material on, under, about or from the Owned Real Property, the Leased Real Property or any other real property currently or previously owned, leased or used by Seller in connection with the Business in each case in violation of any Environmental Law or that would be reasonably likely to form the basis of any material Liability of the Business or Acquired Assets under any Environmental Law.

(e)(i) There has been no Release of any Hazardous Materials with respect to the Business or the Acquired Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and (ii) Seller has not received any Environmental Notice that any of the Owned Real Property, Leased Real Property or any other real property currently or formerly owned, leased or operated by Seller in connection with the

Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material in any amount which could reasonably be expected to result in an Environmental Claim, or a violation of Environmental Law, in the case of each of clause (i) and (ii), that would be reasonably likely to form the basis of any material Liability of the Business or the Acquired Assets under any Environmental Law.

(f) Seller has obtained and has at all times been in material compliance with all material permits, certifications, registrations, authorizations, variances, licenses, consents or approvals required by any Governmental Authority under or in connection with any Environmental Law relating to the ownership, use or operation of the Business, the Acquired Assets, the Owned Real Property or the Leased Real Property in connection with the Business as presently conducted (collectively, the “Environmental Permits”) except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business. A list of all Environmental Permits, including the name and respective date of issuance and expiration is set forth on Schedule 5.9(f). Seller has made available to Buyer a complete copy of each Environmental Permit issued to Seller. All Environmental Permits are in effect to the extent required under any Environmental Law or Seller has filed all applications necessary to renew any necessary Environmental Permits in a timely fashion. No appeal or any other Action is pending, or to Seller’s Knowledge, threatened, to revoke any such Environmental Permits, except for such appeal or other Action, which has been fully resolved. Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Acquired Assets, Owned Real Property or Leased Real Property. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, Seller has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the any Environmental Permit.

(g) Except as would not be reasonably likely to form the basis of any material Liabilities of the Business, there are no (i) active or abandoned aboveground or underground storage tanks, (ii) asbestos containing materials, (iii) equipment containing polychlorinated biphenyls, (iv) landfills or (v) current or former waste disposal areas owned or operated by Seller in connection with the Business or the Acquired Assets or located on, at or in any real property currently or previously owned, leased or used by Seller in connection with the Business, including the Owned Real Property and Leased Real Property.

(h) Except as set forth on Schedule 5.9(h), all of the underground storage tanks previously located at the Owned Real Property, if any, (i) have been removed or closed in compliance with all applicable Environmental Laws and requirements of any Governmental Authority and (ii) have not caused any residual contamination in excess of current regulatory cleanup standards; and Seller has provided Buyer with true, correct and complete copies of documents (including, but not limited to, closure reports, closure letters, site status letters and compliance letter) establishing that any former underground storage tank has been removed or closed in compliance with such Laws, requirements and standards.

(i) Schedule 5.9(i) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller in connection with the Business during the two (2) years immediately prior to the date hereof, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, or any other similar list of hazardous or toxic waste sites published by any Governmental Authority. Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller in connection with the Business.

(j) Seller has not retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law that relate to the Business.

(k) Seller has provided or otherwise made available to Buyer and listed in Schedule 5.9(k): any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business, the Acquired Assets, the Owned Real Property or any other real property currently or formerly owned, leased or operated by Seller primarily in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims, an Environmental Notice, Environmental Liability or the Release of Hazardous Materials.

Section 5.10 Labor and Employment Matters.

(a) Schedule 5.10(a) lists all employees of Seller or its Affiliates (including employees on vacation or leave of absence) who exclusively or primarily are dedicated to providing services to or for the Business as of the date hereof (the “Business Employees”) and each such employee’s (i) position, (ii) date of hire and (iii) a location of employment.

(b) Schedule 5.10(b) lists all independent contractors or consultants of the Business as of the date hereof to whom the Business owes a minimum payment of greater than $75,000 per annum and which cannot be terminated on less than ninety (90) days’ notice without penalty, and sets forth for each such independent contractor or consultant the following: (i) date of hire, (ii) current annual base compensation rate, (iii) commission, bonus or other incentive based compensation, and (iv) a description of the fringe benefits provided to each such individual as of the date hereof.

(c) Seller is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”) with respect to the Business Employees, and there is not, and has never been, any Union representing or purporting to represent any Business Employees, and to Seller’s Knowledge no Union or group of employees is seeking or has sought to organize Business Employees for the purpose of collective bargaining. During the two (2) year period immediately prior to the date of this Agreement, there has not been any, strike, slowdown, work stoppage, lockout or other concerted labor disruption or dispute which materially adversely affected the Business. Seller has no duty to bargain with any Union with respect to Business Employees.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, Seller is and for the two (2) year period immediately prior to the date of this Agreement has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Business Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Except as would not reasonably be expected to cause, individually or in the aggregate, any material liability for the Business, (i) all individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws and (ii) all employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, there are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any Action relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(e) Neither Seller nor any of its Affiliates has, during the two (2) year period immediately prior to the date hereof, taken any action affecting Business Employees that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act.

Section 5.11 ERISA; Employee Benefit Plans.

(a) Schedule 5.11(a) contains a true, correct and complete list of each material severance or termination pay, medical, surgical, hospitalization, life insurance, disability and other “welfare” plan, fund or program (within the meaning of Section 3(2) of ERISA) and each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(3) of ERISA), and any other bonus, deferred compensation, sick pay, vacation pay, stock option award or similar plans, and fringe benefit plans, individual employment and severance contracts and other policies or practices, whether written or oral, providing or promising employee or executive compensation or benefits to Business Employees or their dependents (whether or not subject to ERISA) in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller for the benefit of any individual (or any spouse or dependent of such individual) employed or formerly employed by Seller in respect of the Business or under which Seller or any of its ERISA Affiliates has or may have any Liability and with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (collectively, the “Seller Plans”). Except as set forth on Schedule 5.11(a), no Seller Plan is subject to Section 302, Section 303 or Title IV of ERISA or Section 412 of the Code, is a multiemployer plan within the meaning of Section 413(c) of the Code or a “multiemployer plan” within the meaning of Section 3(37) of ERISA or is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(b) With respect to each Seller Plan, Seller has made available to Buyer a true, correct and complete copy of each of the following: (i) each such Seller Plan and any summary plan description used in connection with such plan; (ii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Seller Plan; (iv) in the case of any Seller Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Seller Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules and financial statements attached; (vi) actuarial valuations and reports related to any Seller Plans with respect to the most recently completed plan years; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Seller Plans.

(c) Except as would not reasonably be expected to be individually or in the aggregate, material to the Business, each Seller Plan and related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Patient Protection and Affordable Care Act, the Code, and any applicable local Laws). Each Seller Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to Seller’s Knowledge nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To Seller’s Knowledge nothing has occurred with respect to any Seller Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Seller Plan have been timely paid in accordance with the terms of such Seller Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Seller Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) Except as would not reasonably be expected to be individually or in the aggregate, material to the Business, neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to a Seller Plan; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Seller Plan; or (iv) engaged in any transaction with respect to a Seller Plan that would give rise to liability under Section 4069 or Section 4212(c) of ERISA. To Seller’s Knowledge there are no circumstances pursuant to which Buyer or any Affiliate of Buyer would be subject to any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal within the meaning of Section 4203 and 4205 of ERISA from a multiemployer plan within the meaning of Section 3(37) of ERISA by Seller or any ERISA Affiliate of Seller.

(e) To Seller’s Knowledge, no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any Seller Plan or to appoint a trustee for any such Seller Plan.

(f) Except as disclosed in Schedule 5.11(f), other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Seller Plan or other arrangement provides post-termination or retiree welfare benefits to any Business Employee for any reason.

(g) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Seller Plan (other than routine claims for benefits), and no Seller Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) Each Seller Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code. No Seller Plan is subject to Section 457A of the Code.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Seller Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of the following Contracts to which Seller or any of its Affiliates is a party by which any of the Acquired Assets are bound or affected or to which Seller is bound in connection with the Business or the Acquired Assets (collectively, the “Material Contracts”):

(i) any Contract or group of Contracts with the same party under which the Business has sold during the twelve (12) month period immediately preceding the date hereof, in the aggregate, a minimum of $75,000 in goods and/or services on an annual basis;

(ii) any Contract or group of Contracts with the same party under which the Business has purchased during the twelve (12) month period immediately preceding the date hereof, in the aggregate, a minimum of $75,000 in goods and/or services on an annual basis;

(iii) any Contract providing for the lease of Equipment to or from any Person providing for lease payments in excess of $75,000 per annum;

(iv) any Contract which contain any covenant restricting the ability of Seller to compete or to engage in any activity or business;

(v) Contracts relating to the use of Intellectual Property (other than the Excluded Intellectual Property) used in the operation of the Business;

(vi) Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(vii) Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(viii) Contracts that relate to the acquisition or disposition by the Business of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(ix) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts (other than Contracts that may be terminated at any time without Liability to Seller);

(x) all employment agreements (other than (i) offer letters that may be terminated at any time without Liability to Seller and (ii) standard non-disclosure, invention assignment and similar agreements) and Contracts with independent contractors or consultants (or similar arrangements) (other than Contracts that (i) provide only for hourly compensation and reimbursement of reasonable expenses and (ii) may be cancelled at any time without Liability to Seller);

(xi) Contracts with any Governmental Authority;

(xii) joint venture, partnership or similar Contracts;

(xiii) Contracts for the sale of any of the Acquired Assets (other than dispositions in the ordinary course of business) or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Acquired Assets;

(xiv) all powers of attorney with respect to the Business or any Acquired Asset; and

(xv) all Contracts not previously disclosed pursuant to this Section 5.12 which, in each case, exceed a minimum payment of $75,000 per annum and cannot be cancelled on less than ninety (90) days’ notice without penalty;

provided, however, “Material Contracts” shall not include any Excluded Contract.

(b) Seller has made available to Buyer true, correct and complete copies of all Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) (except for purchase orders and invoices for the sale of products or services by or to the Business that do not deviate in any material respect from the standard forms). Except as set forth on Schedule 5.12(b), (i) each Material Contract is valid, binding, in full force and effect, and enforceable by Seller against the parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and to Seller’s Knowledge is not subject to any Actions, charges, set-offs or defenses, (ii) Seller is not in breach or default under any of the Material Contracts, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a default by Seller thereunder, or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, nor has Seller received any written notice of any intention to terminate any Material Contract except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to Business, (iii) Seller has not waived any rights under any of the Material Contracts or modified any terms thereof, and (iv) to Seller’s Knowledge, no other party to any Material Contract is in breach or default in any respect thereunder.

Section 5.13 Legal Proceedings. There is no Action pending, or to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Acquired Assets or Assumed Liabilities, except for the Actions set forth on Schedule 5.13; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.14 Compliance with Applicable Law. Except as set forth on Schedule 5.14, Seller has complied during the two (2) year period immediately prior to the date hereof, and is now complying, with all Laws that apply to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business. There are no outstanding Governmental Orders. Seller is not in default of any Government Order or order, decree or judgment of any arbitrator relating to or affecting the Business or the Acquired Assets and there are no unsatisfied judgments, penalties or awards against Seller relating to or affecting the Business or the Acquired Assets.

Section 5.15 Compliance with Permits. Schedule 2.1(c) contains a list of all material permits, subdivision approvals, variances, licenses, franchises and other governmental authorizations, and consents and approvals (other than with respect to Environmental Laws which are addressed in Section 5.9) (collectively, “Permits”) necessary to own and use the

Acquired Assets and operate the Business as presently conducted, including the names of the Permits and their respective dates of issuance and expiration. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Except as set forth on Schedule 5.15, Seller has made available to Buyer true, correct and complete copies of all such Permits. Seller and the Business are in compliance with all Permits and Laws applicable to them or the Acquired Assets except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business. Except as set forth on Schedule 5.15, the Permits are valid and in full force and effect.

Section 5.16 Tax Matters.

(a) Except as set forth on Schedule 5.16(a), and except as would not reasonably be expected to be, individually or in the aggregate, material to the Business: (i) all Tax Returns required to be filed by Seller for any portion of a taxable period beginning before or on the Closing Date have been, or will be, timely filed (taking into account any valid extensions of the time for filing), with the appropriate Taxing Authority; (ii) each such Tax Return is true, correct and complete in all respects, and was prepared in compliance with all applicable Laws; and (iii) all Taxes due and owing by Seller (whether or not shown as due on such Tax Returns) have been or will be timely paid. No claim has ever been made by any Taxing Authority in any jurisdiction where Seller does not file Tax Returns that the Business is or may be subject to taxation in that jurisdiction.

(b) Seller has withheld and paid all material Tax related to the Business required to have been withheld and paid in connection with amounts paid or owing to any of its employee, independent contractor, creditor, customer, shareholder or other party.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes related to the Business.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any Taxing Authority related to the Business have been fully paid.

(e) Seller is not a party to any Action by any Taxing Authority concerning the Tax liability of Seller with respect to the Business. There are no pending or threatened Actions by any Taxing Authority concerning the Tax liability of Seller with respect to the Business.

(f) There are no Encumbrances for Taxes on any of the Acquired Assets, except for Permitted Encumbrances nor is any Taxing Authority in the process of imposing any Encumbrances for Taxes on any of the Acquired Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of
Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(j) Seller constitutes a qualified Subchapter S subsidiary under Section 1361(b)(3)(B) of the Code and has made a timely election to be treated as such pursuant to the Section 1361(b)(3) of the Code and any corresponding provision of state Law.

Section 5.17 Condition and Sufficiency of Acquired Assets.

(a) Seller has good, marketable and valid title to or valid leasehold interest in, all of the Acquired Assets, in each case free and clear of all Encumbrances except any Permitted Encumbrances.

(b) Assuming all consents set forth on Schedule 5.4 and Permits and Environmental Permits are transferred, the Acquired Assets together with the assets leased pursuant to any of the Assumed Contracts and the assets to be used by Seller to provide services following the Closing pursuant to the Transition Services Agreement and the Appleton Facilities constitute all of the assets necessary to conduct the Business (including, but not limited to, the Intra-Seller Business) in all material respects and are sufficient to enable Buyer to conduct the Business (including, but not limited to, the Intra-Seller Business) after the Closing in substantially the same manner as conducted prior to the Closing. All items of material personal property are in good operating condition and repair, ordinary wear and tear excepted.

Section 5.18 Assigned Intellectual Property.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, Seller owns, all of the Assigned Intellectual Property, which together with any rights to Third Party Intellectual Property licensed by Seller that are included in the Intellectual Property Contracts is all of the Intellectual Property necessary for the ongoing and continued operation and maintenance of the Business as it is currently operated, including, without limitation, the manufacture, marketing, sale and distribution of microencapsulated material at the Facility, free and clear of all Encumbrances except any Permitted Encumbrances.

(b) No Action with respect to the Assigned Intellectual Property or any third party Intellectual Property (to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property by or through Seller) has been asserted during the two (2) year period prior to the date of this Agreement or is pending or, to the Knowledge of Seller, is threatened, by any person, (i) to the effect that the current conduct of the Business, including the manufacture, sale, licensing or use of any product as now used, sold or licensed by Seller infringes on any right of any third party; (ii) regarding Seller’s infringement, misappropriation or breach with regards to any Assigned Intellectual Property; (iii) against the use by Seller of any Assigned Intellectual Property; (iv) challenging the ownership, validity or effectiveness of Assigned Intellectual Property; (v) that any third party is breaching or has breached in at any time any duty or obligation owed to Seller with regards to the Assigned Intellectual Property or (vi) challenging Seller’s license or legally enforceable right to use in any manner whatsoever any Intellectual Property.

(c) Schedule 5.18(c) includes and specifically identifies all (i) domestic and foreign patents or patent applications, registered or unregistered trademarks and service marks and any application therefor, registered copyrights, trade names, and any applications therefor used in the Assigned Intellectual Property, (ii) licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any person is authorized to use any Assigned Intellectual Property including any trade secret of Seller; and (iii) licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any Intellectual Property (including any trade secret of a third party) primarily in the conduct of the Business (other than “off-the-shelf” software applications).

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, Buyer’s right to own, use or hold for use any Intellectual Property primarily, used or held for use in the conduct of the Business as currently conducted, nor require the consent of any other Person in respect thereof.

(e) To the Knowledge of Seller, Seller’s rights in the Assigned Intellectual Property are valid, subsisting and enforceable. Seller has taken reasonable steps to preserve, defend and maintain the Assigned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Assigned Intellectual Property, including using commercially reasonable efforts to require all Persons having access thereto execute written non-disclosure agreements.

(f) Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Assigned Intellectual Property.

Section 5.19 Brokerage Fees and Commissions. Except for any fees to be paid to Jefferies LLC no broker, finder, investment banker or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 5.20 Inventory. All Inventory reflected in the Latest Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 5.21 Documents Provided to Buyer. True, correct and complete and legible copies of documents that are referred to in the Schedules have been provided to Buyer.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the representations and warranties contained in this ARTICLE 6 are true and correct as of the Closing Date. Notwithstanding anything to the contrary contained in any Schedule or in this Agreement, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in each other Schedule to which such information or disclosure may apply so long as

(a) such other Section is referenced by applicable cross-reference or (b) it is reasonably apparent from the Schedule that such information or disclosure is applicable to such other Section. Nothing in any Schedule (i) shall constitute an admission that any information disclosed, set forth or incorporated by reference in any Schedule, either individually or in the aggregate, represents a material exception or material fact, event or circumstance, (ii) shall be deemed to modify in any respect the standard of materiality or any other standard for disclosure set forth in this Agreement, or (iii) relating to any possible breach or violation of any agreement, contract, applicable Law or any order of a Governmental Authority shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 6.1 Organization; Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to own, lease and operate its properties and to carry out its business as is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, except where the failure to have such power and authority, or to be so qualified or in good standing, would not individually or in the aggregate, be reasonably likely to prevent or materially delay or impair Buyer’s ability to consummate the transactions contemplated by this Agreement. Buyer has made available to Seller true, correct and complete copies of its Organizational Documents as in effect on the Closing Date.

Section 6.2 Authority Relative to this Agreement; Enforceability.

(a) Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby and thereby.

(b) This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer. Assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Seller, this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 6.3 Consents and Approvals. Except for the Required Regulatory Approvals, no consent, approval, Permit, Governmental Order, notice to or authorization or filing with any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, would prohibit consummation of the transactions contemplated hereby and thereby.

Section 6.4 No Violation. Except as set forth on Schedule 6.4 and subject to the receipt of all Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements to which Buyer is a party, nor the performance by Buyer of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or constitute a default under Buyer’s Organizational Documents, or (b) violate any Laws or Governmental Order applicable to Buyer or by which any of its assets and properties is bound.

Section 6.5 Legal Proceedings. There is no Action pending, or to Buyer’s Knowledge, threatened against Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 6.6 Solvency. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to Buyer’s Knowledge, threatened against, Buyer.

Section 6.7 Brokerage Fees and Commissions. No broker, finder, investment banker or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 6.8 Financial Capability. Buyer has access to, and at the Closing, will have (a) sufficient funds to pay the amounts to be paid by Buyer at the Closing under this Agreement and all of its fees, costs and expenses associated with the transactions contemplated by this Agreement; and (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

Section 6.9 Opportunity for Independent Investigation. Buyer has conducted its own independent review and analysis of the Business, including its operations, assets, liabilities, results of operations, financial condition, technology and prospects, and is sufficiently experienced to make an informed judgment with respect thereto. Buyer acknowledges that Seller has made available to Buyer the Business Books and Records and the personnel, properties and premises of the Business for such purpose. In entering into this Agreement, Buyer has relied solely upon the representations, warranties and covenants contained herein and in the Ancillary Agreements and upon its own investigation and analysis of the Acquired Assets and the Business as conducted by Seller (such investigation and analysis having been performed by Buyer or Buyer’s Representatives) and Buyer:

(a) acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether oral or written, express or implied, made by Seller or any of Seller’s Representatives that are not expressly set forth in this Agreement;

(b) acknowledges that, except as expressly provided herein Seller and its Representatives do not make and have not made any representations or warranties of any kind, express or implied, written or oral, and Buyer expressly disclaims and negates any such representation or warranty, express or implied, at common law, statutory, or otherwise, relating to the condition, value or quality of the Acquired Assets including any implied or express warranty of merchantability or fitness for a particular purpose;

(c) acknowledges and agrees that except as provided herein, neither Seller nor any of its Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Representatives, including (i) any information included in the Confidential Information Memorandum dated September 16, 2014 or updates thereto, (ii) any information, document, or material provided or made available, or statements made, to Buyer (including its Representatives) during site or office visits, in the electronic “data room,” or during management presentations, and (iii) supplemental due diligence information made available to Buyer and its Representatives in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement (collectively, the “Due Diligence Information”);

(d) acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates relating to the future, other forecasts and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates relating to the future and other forecasts and plans and Buyer is aware of such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates relating to the future and other forecasts and plans made available to it and any use of or reliance by Buyer on such projections, estimates relating to the future and other forecasts and plans shall be at Buyer’s sole risk; and

(e) agrees, to the fullest extent permitted by Law, that neither Seller (except as expressly provided herein) nor any of its Representatives shall have any liability or responsibility whatsoever to Buyer or its Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the furnishing to Buyer, or from Buyer’s use of, any Due Diligence Information.

Section 6.10 Regulatory Information.

(a) Buyer is not and, as of the time immediately preceding the Closing shall not be, controlled by any natural person, entity or group of entities under common control for purposes of the HSR Act, and the rules promulgated thereunder, including, without limitation, 16 C.F.R. § 801.1; and

(b) Buyer does not and, as of the time immediately preceding the Closing shall not, have annual net sales or total assets in excess of $10,000,000 (as adjusted and published), as calculated pursuant to the HSR Act, 15 U.S.C. § 18a(a)(2)(B)(ii) and the rules promulgated thereunder, including, without limitation, 16 C.F.R. § 801.11.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Confidentiality.

(a) Buyer agrees to maintain in confidence all information made available to it under or in connection with this Agreement and/or the transactions contemplated hereby, and to cause its Representatives to maintain in confidence all information made available to them under or in connection with this Agreement and/or the transactions contemplated hereby, to the extent provided in that certain Confidentiality Agreement, dated as of September 15, 2014, (the “Confidentiality Agreement”), by and between Seller’s Affiliate and Buyer. Notwithstanding the foregoing, all obligations of Buyer not to use or disclose “Evaluation Materials” (as defined in the Confidentiality Agreement) that relate to the Business shall terminate as of the Closing.

(b) For a period of five (5) years after the Closing Date, each Party shall, and shall cause its Representatives to, treat and hold as confidential and not use, directly or indirectly, any confidential information pertaining to the other Party that is not generally known within the relevant trade group or by the public (the “Confidential Information”), other than for the benefit of the other Party or as provided in this Section 7.1(b). For the avoidance of doubt, confidential information pertaining to the Business that is not generally known within the relevant trade group or by the public shall be deemed to be Confidential Information of Buyer. If a Party or a Representative of a Party is requested or required by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by applicable Law to disclose any Confidential Information of the other Party, then such Party shall notify the other Party promptly, if permitted by applicable Law, of the request or requirement so that the other Party, at its expense, may seek an appropriate protective order or waive compliance with this Section 7.1(b). If, in the absence of a protective order or receipt of a waiver hereunder, such Party or any of its Representatives is, on the advice of counsel, compelled to disclose such Confidential Information, such Party or its Representative may disclose such portion of the Confidential Information which, on the advice of such Party’s counsel, the applicable request or requirement for disclosure requires be disclosed. Furthermore, the provisions of this Section 7.1 will not prohibit any retention of copies by Seller of Books and Records as set forth in Section 4.3(f) or any disclosure in connection with the preparation and finalizing of financial statements or Tax Returns of Seller or its Affiliates or the enforcement of any right or remedy relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the provisions of this Section 7.1(b) shall not apply to information of a Party that: (i) is or becomes publicly available other than as a result of a disclosure by the other Party or its Representatives after the date hereof; (ii) the other Party is entitled to use in accordance with the terms of the Supply Agreement; or (iii) information that becomes available to the other Party or any of its Affiliates on a non-confidential basis from a source not bound by a confidentiality obligation to such Party. Each Party acknowledges and agrees that any breach of this Section 7.1(b) by it would cause irreparable harm to the other Party and that, in such event, the other Party shall have the right, among other things, to seek preliminary and injunctive relief, in addition to any other relief to which the other Party may be entitled.

Section 7.2 Public Statements. Without the prior written approval of the other Party, no Party shall issue, or permit any Representative of such Party to issue, any press releases or otherwise make, or cause any Representative of such Party to make, any public statements with respect to this Agreement or the transactions contemplated hereby or thereby, except when and to the extent legal counsel to the releasing Party advises in writing that such release or statement is required by applicable Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed. In each case to which such exception applies, the releasing Party will provide a copy of such release or statement to the other Party and incorporate any reasonable changes which are suggested by the non-releasing Party prior to releasing or making the statement.

Section 7.3 Tax Matters.

(a) Notwithstanding any other provision of this Agreement, Buyer and Seller shall each pay fifty percent (50%) of all Transfer Taxes incurred in connection with the purchase and sale of the Acquired Assets. Buyer and Seller shall cooperate, each at its own expense, to complete, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Party responsible under applicable Law for remitting any such Taxes shall notify the other Party of the amount thereof, and such other Party shall pay fifty percent (50%) of such amount to the responsible Party (i) at the Closing, to the extent that such amounts are known at least ten (10) Business Days before the Closing Date; or (ii) within ten (10) Business Days of such notice. The responsible Party in turn shall pay and remit the same to the appropriate Governmental Authority. Prior to a Party’s filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, such Party shall provide such Tax Returns to the other Party and that Party shall have up to ten (10) Business Days to review and comment on such Tax Returns. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be subject to the other Party’s approval, which shall not be unreasonably withheld, conditioned or delayed. After a Party receives approval from the other Party, such Party shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each Party agrees that it shall cooperate to timely remit, or cause to be timely remitted, all such Transfer Taxes to the appropriate Taxing Authority.

(b) Notwithstanding any other provision of this Agreement, the obligations of the Parties set forth in this Section 7.3 shall not be subject to any restrictions or limitations other than those expressly set forth in this Section 7.3 and shall survive the Closing.

(c) Each of Buyer, on the one hand, and Seller, on the other hand, shall provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes, and will retain any records or information that may be relevant to such Tax Return, or any audit, or other examination until the expiration of the limitations period for any such audit or other examination and provide the same to the requesting Party. Any information obtained pursuant to this Section 7.3(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto.

(d) Buyer shall remit to Seller any refund or credit of Taxes, if and when actually received by Buyer, to the extent such refund or credit is attributable to Taxes with respect to the Acquired Assets for any taxable period, or portion thereof, ending on or prior to the Closing Date.

(e) The Parties hereby agree that any and all indemnity payments pursuant to this Agreement shall, to the maximum extent permitted by Law, be treated for all Tax purposes by the Parties as an adjustment to the Purchase Price.

(f) In the event that Buyer, on the one hand, and Seller, on the other hand, disagree as to the amount or calculation of any payment to be made under this Agreement relating to Taxes (other than the allocation of Purchase Price set forth in Section 3.4), or the interpretation or application of any provision under this Agreement relating to Taxes, the Parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) days following the commencement of the dispute, Buyer, on the one hand, and Seller, on the other hand, shall jointly retain the Independent Accounting Firm to resolve the dispute. The Independent Accounting Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Accounting Firm, Buyer and Seller shall each take or cause to be taken any action necessary to implement the decision of the Independent Accounting Firm. The fees and expenses relating to the Independent Accounting Firm shall be borne equally by Buyer and Seller.

Section 7.4 Business Employees.

(a) Buyer shall extend an offer of employment on the Closing Date to each Business Employee, whether such employee is actively at work or on an approved leave of absence as of the Closing Date (each Business Employee who accepts the offer of employment, a “Hired Employee”). Each such offer shall be effective for employment as of September 1, 2015 (the “Hire Date”) and shall provide for (i) employment at the same location at which the Business Employee worked immediately prior to the Closing Date, in a position comparable to the position held immediately prior to the Closing Date, (ii) a rate of base salary, wages and target annual incentive opportunity not less than what were in effect immediately prior to the Closing Date, and (iii) immediate eligibility to participate in Buyer’s applicable retirement and health care plans. In addition, each Hired Employee will, through December 31, 2015 (the “Coverage Period”), be provided with (A) a rate of base salary, wages and target annual incentive opportunity in effect for such Hired Employee immediately prior to the Closing Date, (B) severance benefits that are not less favorable than the greater of (x) the severance benefits provided to Business Employees immediately prior to the Closing Date or (y) the amount of compensation that would have been paid to the Hired Employee through the Coverage Period, and (C) retirement, healthcare and other employee benefits that are not less favorable in the aggregate than the employee benefits provided by Seller to such Hired Employee immediately prior to the Closing Date. The Parties shall treat as a Hired Employee each Business Employee who (i) does not notify Buyer prior to the Hire Date that such Business Employee will not become a Hired Employee, and (ii) reports for work on the first day after the Hire Date upon which such Business Employee is scheduled to work for Buyer. Buyer shall (i) be solely responsible for any and all severance or termination pay expenses which arise in connection with the termination of employment of any Business Employee after the Closing Date and (ii) indemnify Seller and its Affiliates for any Losses arising from or relating to any failure by Buyer to provide any Business Employee an offer complying with the terms of this Section 7.4, including any claim for severance arising on or after the Closing Date.

(b) Effective from the Closing Date through 12:00 a.m. central time on August 31, 2015, the Hired Employees shall operate as Seller’s employees and shall be leased to Buyer pursuant to the terms, conditions and limitations of the Transition Services Agreement. Effective as of the Hire Date, Buyer shall credit the Hired Employees for their length of service with Seller and its Affiliates for all employment and benefit purposes, including for purposes of eligibility, vesting, benefit accrual (except where such credit would be redundant) and any pre-existing condition limitations under Buyer’s employee benefit plans. Buyer shall credit the Hired Employees with any amounts paid under the Seller Plans prior to the Hire Date toward satisfaction of applicable deductibles under Buyer’s corresponding welfare benefit plans.

(c) Effective as of the Hire Date, the unused vacation days and sick days of the Hired Employees shall be assumed by Buyer and Buyer shall recognize and provide to the Hired Employees all such unused vacation and sick days.

(d) Seller shall cause (i) all unvested employer matching contributions for the benefit of each Hired Employee under Seller’s Appvion, Inc. Retirement Savings and Employee Stock Ownership Plan (Amended and Restated Generally Effective as of January 1, 2014) to vest on August 31, 2015, (ii) all restricted stock units granted on August 13, 2012 under the Appvion, Inc. Amended and Restated Long Term Restricted Stock Unit Plan, dated as of November 4, 2014 (together with the restricted stock units granted on January 1, 2013 as set forth below, the “Restricted Stock Units”) to any Hired Employees shall vest as of August 31, 2015; provided that such Hired Employees remain employed by Buyer on August 31, 2015 and (iii) all Restricted Stock Units granted on January 1, 2013 to any Hired Employees shall vest as of December 31, 2015; provided that such Hired Employees remain employed by Buyer on December 31, 2015. The amounts payable pursuant to such vested RSUs (including any employer portion of the payroll tax) will be paid and reported by Seller.

(e) For any Hired Employee who participates as of the Closing Date in either or both of Seller’s Long-Term Performance Cash Plan for the 2014-2015 performance period or Seller’s Annual Bonus Plan for the 2015 performance period (collectively, the “Seller Bonus Plans”), Buyer shall (i) continue in effect the Seller Bonus Plans for the remainder of calendar year 2015, and (ii) pay any amounts due to Hired Employees under the Seller Bonus Plans with respect to the entire performance period (including the portion beginning on the Closing Date) provided that with respect Seller’s Annual Bonus Plan, the performance goals for the portion of the performance period ending on the day before the Closing Date and for the portion of the performance period beginning on the Closing Date and the weighting and attainment of such goals shall be calculated using the methodology set forth in Schedule A-3 with respect to the period through June 30, 2015, and such methodology shall be applied to the period from July 1, 2015 through the Closing Date.

(f) Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed or construed to (i) give rise to any rights, claims, benefits or causes of action to any employee of Seller including a Business Employee or make any such employee a third party beneficiary hereof, (ii) be treated as an amendment or other modification of any particular Seller Plan, or (iii) prevent, restrict or limit each of Seller, any Affiliate of Seller, Buyer or any Affiliate of Buyer, following the Closing Date, from modifying or terminating any of its benefit plans, programs or policies from time to time as it may deem appropriate, subject only to compliance with the express provisions of this Section 7.4.

(g) Buyer shall not require any Hired Employee that participated in the ESOP to use any of their proceeds related thereto in the ESOP to invest in Buyer. If at any time after the Closing Date, Buyer, to the extent such action does not violate applicable Law, shall reasonably cooperate with Seller in order for Seller to make distributions to the Hired Employees of their ESOP accounts in the event Seller does not have access to information necessary to complete said process.

Section 7.5 Transfer Tax Exemption Certificates. The Parties shall use commercially reasonable efforts to obtain from any Taxing Authority and to deliver to any other Party any certificate, permit, license, or other document necessary to mitigate, reduce or eliminate any Transfer Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated by this Agreement.

Section 7.6 Non-Use of Seller’s Marks and Business Marks After the Closing.

(a) Buyer acknowledges and agrees that, except to the extent permitted under Section 7.6(c) hereof, as a result of the consummation of the transactions contemplated by this Agreement, it will not obtain any right, title, interest, license or other right hereunder to use the Seller’s Marks and following the Closing, neither Buyer nor any of its Affiliates shall have any right to use the Seller’s Marks or hold itself out as having any affiliations with Seller or any Affiliates of Seller and Buyer shall promptly remove any of the Seller’s Marks from the Business’ websites and delete any links between the Business’ websites and those of Seller.

(b) Seller acknowledges and agrees that, except to the extent permitted under Section 7.6(c) hereof, as a result of the consummation of the transactions contemplated by this Agreement, it will not have any right, title, interest, license or other right hereunder to use the Business Marks and following the Closing, neither Seller nor any of its Affiliates shall have any right to use the Business Marks or hold itself out as having any affiliations with the Business, Buyer or any Affiliates of Buyer and Seller shall promptly remove any of the Business Marks from the Seller’s websites and delete any links between the Seller’s websites and those of Buyer and the Business.

(c) Notwithstanding the provisions of Section 7.6(a) and Section 7.6(b), (i) for a reasonable period of time following the Closing Date not to exceed one hundred twenty (120) days (x) Buyer and its Affiliates shall be permitted to use, sell and distribute any products, packaging, promotional and advertising materials, letterhead, stationary, business cards and other personal property that bear the Seller’s Marks to the extent that such items were used by the Business prior to the Closing Date and (y) Seller and its Affiliates shall be permitted to use, sell and distribute any products, packaging, promotional and advertising materials, letterhead, stationary, business cards and other personal property that bears the Business Marks to the extent that such items were used by the Business prior to the Closing Date and (ii) Seller shall have sixty (60) days following the Closing Date in which to change the name of Seller’s subsidiary currently known as “Encapsys GmbH” to a name not using the Business Marks.

(d) This Section 7.6 is not intended to and shall not preclude Seller or its Affiliates from disclosing its affiliation with the Business prior to the Closing in internal or other non-public systems, financial statements, Tax or similar records or as required by applicable Law.

Section 7.7 Non-competition; Non-solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or provide goods, technology or other assistance to others in engaging in the Restricted Business of the other Party in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business of the other Party in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Restricted Business of the other Party (including any existing or former client or customer of a Party and any Person that becomes a client or customer of the Restricted Business after the Closing), or any other Person who has a material business relationship with the Restricted Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, each Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, each Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Business Employee or any other Person who is or was employed by the other Party during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.7(b) shall prevent a Party or any of its Affiliates from hiring any such employee (i) whose employment has been terminated by other Party or (ii) after one hundred eighty (180) days from the date of termination of such employee’s employment by the other Party.

(c) Each Party acknowledges that a breach or threatened breach of this Section 7.7 would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Party acknowledges that the restrictions contained in this Section 7.7 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to each Party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e) Nothing in this Section 7.7 shall preclude: (i) Seller or its Affiliates from providing goods, technology or other assistance to others to develop for, manufacture for or sell to Seller microencapsulation solutions and materials for incorporation by Seller into Seller’s end products, provided that any such provision of goods, technology or other assistance and the purchase of such microencapsulation solutions and materials by Seller complies with the terms of the Supply Agreement, the License Agreement and any other agreement entered into in the future by Seller and Buyer; or (ii) Buyer from providing goods, technology or other assistance to others to develop, manufacture and sell coated products provided that any such provision of goods, technology or other assistance and the sale of such microencapsulation solutions and materials by Buyer complies with the terms of the Supply Agreement, the License Agreement and any other agreement entered into the future by Seller and Buyer.

(f) Seller agrees, in consideration for the Purchase Price, to comply with the terms of this Section 7.7. Buyer agrees, in consideration for Seller entering into this Agreement and the Supply Agreement, to comply with the terms of this Section 7.7.

(g) For purposes of this Section 7.7, Affiliates of Buyer shall not include any direct or indirect owner of the ownership interests of Buyer other than Sherman Capital Holdings, LLC and its Affiliates; provided that such direct or indirect owner of ownership interests of Buyer is not a controlling Person with respect to Buyer.

Section 7.8 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements. Seller shall use commercially reasonable efforts to assist Buyer in acquiring the rights to use any third party Intellectual Property necessary for the conduct of the Business on the same terms and conditions available to Seller immediately prior to the Closing.

Section 7.9 Compliance with WEDC Loan Agreement Covenants. Following the Closing Date and during the term of the WEDC Loan Agreement, (i) Buyer shall operate the Business in a manner that complies with Sections 12(a), (d), (e), (f) and (h) of the WEDC Loan

Agreement and shall not take any actions that would result in a breach of Seller’s covenants or representations and warranties under the WEDC Loan Agreement, (ii) Buyer shall not terminate any Hired Employee if such termination would result in the breach of the employment guaranties set forth in Section 3 of Exhibit A of the WEDC Loan Agreement, and (iii) upon Seller’s request, Buyer shall promptly provide to Seller any information in the possession of Buyer required by Seller to comply with any of the reporting requirements set forth in the WEDC Loan Agreement.

Section 7.10 Cooperation in Litigation. In the event and for so long as any Party actively is contesting or defending against or prosecuting any Action that is (i) an Acquired Asset or an Assumed Liability or (ii) an Excluded Asset or an Excluded Liability, in each case described in this clause (iii) that is related to the Business, in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing, the other Party will (i) cooperate with the contesting, defending or prosecuting Party and its counsel in the contest, defense or prosecution, (ii) make available its personnel who possess knowledge pertaining to such Action to provide such recollections and explanations of events or documents, to consult with respect to litigation and settlement discussions, to comply with requests for depositions and for testimony, to assist with answering and verifying interrogatory responses and responding to requests for the production of documents, and to attend strategy sessions and judicial and arbitration proceedings, and (iii) provide such access to its books and records as shall be necessary in connection with the contest, defense or prosecution.

ARTICLE 8

LIMITED SURVIVAL; INDEMNIFICATION

Section 8.1 Limited Survival.

(a) Each covenant and agreement contained in this Agreement or in any document delivered at the Closing which by its terms contemplates performance after the Closing Date, shall survive the Closing and be enforceable until such covenant or agreement has been fully performed.

(b) All representations and warranties of Seller contained in, or arising out of, this Agreement shall survive the Closing for a period of fifteen (15) months after the Closing Date, after which they shall expire and be of no further force or effect; provided, however, that (i) the representations and warranties contained in Section 5.1, Section 5.2, Section 5.3, Section 5.17(a), and Section 5.19 (collectively, the “Seller Fundamental Representations”) and the representations and warranties contained in Section 5.16 shall survive the Closing for a period of 30 days following the expiration of the applicable statute of limitations; and (ii) the representations and warranties contained in Section 5.11 shall survive the Closing for a period of two (2) years and (iii) the representations and warranties contained in Section 5.9 shall survive the Closing for a period of five (5) years.

(c) All representations and warranties of Buyer contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of fifteen (15) months after the Closing Date, after which they shall expire and be of no further force or effect; provided, however, that the representations and warranties in Section 6.1, Section 6.2 and Section 6.3 (collectively, the “Buyer Fundamental Representations”) shall survive the Closing for a period of 30 days following the expiration of the applicable statute of limitations.

(d) Notwithstanding the foregoing in this Section 8.1, any claims asserted in good faith with reasonable specificity and in writing by notice from the Indemnified Party to the Indemnifying Party in accordance with this ARTICLE 8 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 Buyer Indemnification Obligation. Subject to the terms and conditions of this ARTICLE 8, from and after the Closing Date, Buyer covenants and agrees that it shall indemnify, defend and hold harmless Seller and its Representatives (each, a “Seller Indemnified Party”) from and against all Losses incurred or suffered by any Seller Indemnified Party (including, on and after the Closing Date) (whether or not brought by a third party) arising out of (a) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, (c) any Assumed Asset or Assumed Liability and (d) any Third Party Claim relating to any of the foregoing. For purposes of this Section 8.2, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.3 Seller Indemnification Obligation. Subject to the terms and conditions of this ARTICLE 8, from and after the Closing Date, Seller covenants and agrees that it shall indemnify, defend and hold harmless Buyer and its Representatives (each, a “Buyer Indemnified Party”) from and against all Losses incurred or suffered by any Buyer Indemnified Party (including, on and after the Closing Date) (whether or not brought by a third party) arising out of (a) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, (c) any Excluded Asset or any Excluded Liability, and (d) any Third Party Claim relating to any of the foregoing. For purposes of this Section 8.3, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, except with respect to the representations and warranties set forth in Sections 5.5(a) and (b), and Section 5.6 and the lists set forth in Schedules, 2.1(c), 5.9(f) and 5.11(a).

Section 8.4 Limitations of Liability.

(a) Except as otherwise expressly provided in this Section 8.4, the indemnification obligations of the Parties shall be subject to the following limitations:

(i) any breach of a representation or warranty by a Party in connection with any single item or group of substantially related items that results in Losses of less than Fifty Thousand Dollars ($50,000) (each, a “Minor Claim”) shall be deemed, for all purposes, not to be a breach of such representation or warranty and in no case will any Minor Claims be included or considered as Losses for purposes of calculating or administering the Deductible;

(ii) no Indemnified Party shall be entitled to receive any indemnification payments under Section 8.2(a) or Section 8.3(a), as applicable, until the aggregate amount of all Losses incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties for which they otherwise would be entitled to indemnification hereunder, as the case may be, equals or exceeds one percent (1.0%) of the Purchase Price, and then only to the extent of such excess (the “Deductible”); provided, however, that the Deductible shall not apply to Losses arising out of any breach of any of the Seller Fundamental Representations or Buyer Fundamental Representations;

(iii) the Liabilities of Buyer or Seller, as the case may be, as a result of its indemnification obligations under Section 8.2(a) or Section 8.3(a) (other than the Liabilities of Seller as a result of its indemnification obligations under Section 8.3(a) arising out of breaches of Seller’s representations and warranties under Section 5.9) shall not exceed in the aggregate six and one half percent (6.5%) of the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to Losses arising out of any breach of any of the Seller Fundamental Representations or Buyer Fundamental Representations;

(iv) the Liabilities of Seller as a result of its indemnification obligations under Section 8.3(a) arising out of breaches of Seller’s representations and warranties under Section 5.9 shall not exceed in the aggregate nine percent (9%) of the Purchase Price minus the amount of the Liabilities of Seller as a result of its indemnification obligations under Section 8.3(a) arising out of any breach of any of the Seller’s representations and warranties other than any of the Seller Fundamental Representations or the Seller’s representations and warranties under Section 5.9; and

(v) except as otherwise expressly provided in this ARTICLE 8, the indemnification provided for in this ARTICLE 8 shall be the sole and exclusive remedy following the Closing for any breach of representations, warranties and covenants and agreements (which covenants and agreements are, by their terms, meant to be fully performed prior to Closing) made by the Parties and in calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Losses for which an Action has actually been made under any other representation, warranty covenant, or agreement included herein; provided, however, that nothing in this Section 8.4(a)(v) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraud.

(b) The amount of any Loss for which indemnification is provided by the Indemnifying Parties under Section 8.2 or Section 8.3 shall be net of any (i) Tax benefits available to the Indemnified Parties taking into account any income or loss of deduction in respect of any Losses for which such indemnification payment is made and (ii) amounts recovered or recoverable by the Indemnified Parties under applicable insurance policies, but taking into account any deductible or retention and initial premium increase resulting therefrom, therefore, net of the Indemnified Parties’ reasonable costs of recovery, it being understood and agreed that (1) the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder and (2) if the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Action, recovery, settlement or payment by, from or against any other entity, then the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date of repayment) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(c) A Buyer Indemnified Party shall not be entitled to indemnification under this ARTICLE 8 for any Loss to the extent such matter is reflected or included as a liability in the Final Net Working Capital Statement.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR IN EQUITY, OR FOR A PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR DIMINUTION IN VALUE (BASED ON A MULTIPLE OF EARNINGS OR OTHERWISE) EXCEPT IN THE CASE OF FRAUD OR TO THE EXTENT ACTUALLY AWARDED TO A GOVERNMENTAL AUTHORITY OR OTHER THIRD PARTY IN ANY THIRD PARTY ACTION.

Section 8.5 Notice; Duty to Mitigate.

(a) Each Indemnified Party shall give written notice to the Indemnifying Parties within a reasonable period of time after becoming aware of any breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement. The failure of such Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except to the extent that the Indemnifying Party is prejudiced by the failure to give such notice.

(b) With respect to any matter subject to indemnification hereunder, the Indemnified Party and the Indemnifying Party will cooperate to, and will use commercially reasonable efforts to, minimize both the Loss and any adverse effects on the Business resulting therefrom as if all such Loss and adverse effects were for the account of such Person including (i) in responding to, defending against, settling or otherwise dealing with any Third Party Actions, and (ii) in pursuing its rights against insurance carriers and other third Persons from whom recovery of such Loss may be available, provided that all Losses reasonably incurred by the Indemnified Party in pursuing any such rights shall be subject to indemnification hereunder. In the event that the efforts contemplated by the preceding sentence involve the institution or assertion of an Action against a third Person and the Indemnifying Party request that the Indemnified Party institute or assert such Action, the Indemnified Party shall not be required to institute or assert such Action, but if they do not institute or assert such Action they shall assign their rights thereto to the Indemnifying Party.

Section 8.6 Procedure with Respect to Third Party Claims. Subject to Section 7.3 which shall govern Tax Claims and Section 8.7 which shall govern Environmental Actions, the following provisions shall apply.

(a) If an Indemnified Party becomes subject to a pending or threatened Action of a third party (each, a “Third Party Action”) and believes it has an Action against an Indemnifying Party as a result, then such Indemnified Party shall notify the Indemnifying Party in writing of the basis for such Action setting forth the nature of the Action in reasonable detail, as soon as practical following the time at which the Indemnified Party discovered, or reasonably should have discovered, such Action. The failure of such Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except to the extent that the defense of such Action is prejudiced by the failure to give such notice.

(b) If any Third Party Action is brought against such Indemnified Party and such Indemnified Party gives notice to the Indemnifying Party pursuant to this Section 8.6, the Indemnifying Party shall be entitled to participate in such Action and, to the extent that it wishes, to assume the defense of such Third Party Action, if the Indemnifying Party provides written notice to such Indemnified Party that the Indemnifying Party intends to undertake such defense. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such Action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be paid by such Indemnified Party.

(c) If notice is given to the Indemnifying Party by the Indemnified Party of the commencement of any Third Party Action and the Indemnifying Party does not give notice to the Indemnified Party of its election to assume the defense of such legal proceeding within the earlier of (i) the date that any response to such Third Party Action is due or (ii) thirty (30) days after receiving such notice, then such Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense or compromise of such Action; provided, that (x) the Indemnified Party cannot settle any Action without the prior written consent of the Indemnifying Party, which consent shall not be delayed or withheld unreasonably and (xi) the Indemnifying Party shall reimburse the Indemnified Party for the costs of defending against such Third Party Action (including reasonable attorneys’ fees and expenses).

(d) Notwithstanding anything to the contrary contained in this Section 8.6, if (i) an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Action may result in the Indemnified Party incurring Loss in excess of that subject to indemnification under this Agreement or (ii) the Third Party Action involves a temporary restraining order or preliminary injunction or other significant component of injunctive or other equitable relief, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Action; provided, in each case, that the Indemnified Party shall be prohibited from compromising or settling such Third Party Action without the prior written consent of the Indemnifying Party, which content shall not be unreasonably withheld or delayed.

(e) If the Indemnified Party assumes the defense of any Third Party Action pursuant to Section 8.6(c) or Section 8.6(d), then the Indemnifying Party may elect to participate in such legal proceedings, negotiations or defense at its own expense.

(f) After the Closing Date, Buyer shall grant Seller (or their respective designees), access at all reasonable times upon reasonable notice to all of the Business Books and Records dated on or prior to the Closing Date, and shall afford such Person the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Third Party Actions covered by this Agreement.

Section 8.7 Procedures and Rights Relating to Indemnification for Environmental Liabilities.

(a) The defense, prosecution, investigation, containment and/or Remediation of any such Environmental Liability that is the subject of an indemnification claim by Buyer related to a breach of any representation or warranty in Section 5.9 (such defense, prosecution, investigation, containment and/or Remediation an “Environmental Action”) shall be controlled by Seller or, if Seller elects not to do so, Buyer (such controlling Party is sometimes referred to herein as the “Controlling Party”).

(b) Unless the Parties jointly agree that a Consultant is not necessary, the Controlling Party shall retain a qualified independent environmental consultant (“Consultant”), which Consultant shall be subject to the other Party’s (the “Non-Controlling Party”) approval (such approval not to be unreasonably withheld). The Controlling Party’s contract with the Consultant shall expressly state that the Non-Controlling Party may rely upon Consultant’s work. The Controlling Party shall undertake such defense, prosecution, investigation, containment and/or Remediation in a commercially reasonable fashion in accordance with Environmental Laws for facilities of the type being remediated such that any Remediation complies with the minimum requirements of Environmental Laws, except that any Remediation shall not result in the implementation of an activity and use limitation, institutional control, other legally binding restriction or otherwise unreasonably interfere with the Business, the occupancy, use or activities at the property which is the subject of the Remediation, and Controlling Party shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate regulatory body that no further investigation or Remediation is necessary with respect to the matter that is the subject of the indemnification claim, or, if no regulatory body is involved in such matter, either a good faith determination from the Consultant that no further investigation or Remediation is required to bring the property that is the subject of the Remediation into conformance with the minimum requirements of Environmental Laws for facilities of the type being remediated or other resolution of the investigation or Remediation reasonably acceptable to the Non-Controlling Party. The Controlling Party shall promptly provide copies to the Non-Controlling Party of all notices, correspondence, data, draft reports, submissions, work plans, and final reports and shall give the Non-Controlling Party at least ten (10) calendar days (at the Non-Controlling Party’s own expense) to comment on any submissions the Controlling Party intends to deliver or submit to the appropriate regulatory body prior to said submission provided, however, the Controlling Party shall not make such submission to the appropriate regulatory body without a prior approval of the Non-Controlling Party (which consent shall not be unreasonably withheld or unduly delayed). The Controlling Party shall provide the Non-Controlling Party with reasonable access to the Consultant and employees with knowledge of relevant facts and the right (with reasonable prior notice) to attend all meetings and participate in any telephone or other conference with any regulatory body or other third party regarding the Remediation, if permitted by applicable Law. The Non-Controlling Party may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the defense, prosecution, investigation, containment and/or Remediation, including any field work undertaken by the Controlling Party, and the Controlling Party shall provide the Non-Controlling Party with copies of the results of all such field work. The Controlling Party shall keep the Non-Controlling Party reasonably advised of the status of the defense, prosecution, investigation, containment and/or Remediation and shall provide the Non-Controlling Party reasonable notice and opportunity to comment (at the Non-Controlling Party’s own expense) upon the Controlling Party’s plans to address such defense. The type of Remediation undertaken by the Controlling Party and the results thereof and the settlement of any Environmental Action shall be subject to the approval of the Non-Controlling Party, which approval shall not be unreasonably withheld. Notwithstanding the above, the Non-Controlling Party shall not take any actions that shall unreasonably interfere with the Controlling Party’s performance of the defense, prosecution, investigation, containment and/or Remediation, nor shall the implementation of the Remediation hereunder unreasonably interfere with the Non-Controlling Party’s operation of its business, unless otherwise required by a Governmental Authority.

(c) The Non-Controlling Party shall grant the Controlling Party and its Consultants, or any other qualified consultant or subcontractor engaged by the Controlling Party to perform the Remediation, access as reasonably necessary for the completion of the Remediation, subject to the following conditions: (i) the Non-Controlling Party shall receive at least two working days’ advance notice of Consultant’s or Representative’s intention to initially enter the properties to conduct the remedial work; however, such time period may be shortened by agreement between the Parties; and (ii) the access to the properties granted by the Non-Controlling Party hereunder shall be limited to access reasonably necessary for the execution and supervision of the Remediation, and the Controlling Party shall use its commercially reasonable efforts to complete the Remediation in accordance with the schedule referenced in the scope of work for the relevant property; (iii) the Controlling Party shall require the Consultants and their Representatives to procure and maintain insurance consistent with industry practices; and (iv) following the execution of the Remediation, and in no case later than thirty (30) days after on-site activities have been completed, the Controlling Party shall undertake commercially reasonable measures (determined from the perspective of an objective commercially reasonable Person who was both paying the cost of restoration and operating the Business on the property that was the subject of the Remediation) to return the properties to their condition prior to the taking of the Remediation (absent the contamination that was the subject of the Remediation), and arrange for the prompt removal of all equipment and materials brought to the Owned Real Property and Leased Real Property by Consultants or any of their Representatives during the course of the Remediation.

(d) Notwithstanding anything in this ARTICLE 8 to the contrary, the Buyer Indemnified Parties shall not be entitled to recovery for Losses related to environmental matters to the extent resulting from: (A) a material change after the Closing in any of the uses of the Owned Real Property or Leased Real Property; (B) the cost of removal or treatment of any substance that can be managed in place in a commercially reasonable fashion while complying with the minimum requirements of Environmental Law for facilities of the type being remediated, to the extent such management in place does not unreasonably interfere with the Business, occupancy, use or activities at the property which is the subject of the Remediation, (C) any change in Laws occurring after the Closing Date, (D) any gross negligence or willful misconduct of Buyer or any of its Affiliates after the Closing Date, or (E) any subsurface sampling or laboratory analysis of such sampling, any subsurface investigation, or any communication with any Governmental Authority by or on behalf of Buyer after the Closing Date unless (and only to the extent) such sampling, analysis, investigation or communication (i) is required by Environmental Law, (ii) arises in the ordinary course of business out of repairs, modifications, maintenance activities, construction or other capital projects, in each case relating to the Business and conducted consistent with industry practices, (iii) is required pursuant to a regularly scheduled, periodic environmental compliance audit, conducted in the ordinary course of business in accordance with Seller’s documented practices as in effect on the Closing Date and provided to Buyer, or (iv) arises in response to a request of a Governmental Authority.

(e) Without limiting the generality of the foregoing, (i) in the case of Section 8.7(d)(E)(i), any such sampling, analysis, investigation or communication shall not be considered as “required by Environmental Law” to the extent that such sampling, analysis, investigation or communication occurs as a result of (1) a material change after the Closing of any of the uses of the Owned Real Property or the Leased Real Property, or (2) due diligence conducted by or for a future purchaser or future purchaser’s financing source; and (ii) in the case of Section 8.7(d)(E)(iii), any such sampling, analysis, investigation, or communication shall only be considered as required pursuant to such audit to the extent that there is substantial visual, sensory or documentary evidence of potential non-compliance with Environmental Law. The Buyer Indemnified Parties shall share such factual evidence with Seller by written notice given in accordance with this Agreement in every instance before any such sampling, analysis, investigation or communication occurs. In no event shall this requirement be construed to require the Buyer Indemnified Parties to provide Seller with a copy of its internal audit report. Failure by the Buyer Indemnified Parties to provide notice as described herein to Seller on a timely basis shall not relieve Seller of its indemnification obligations hereunder, except to the extent that the delay is unreasonably prejudicial to Seller. The foregoing shall not constitute a waiver by Seller of any claim for direct damages caused by such delay.

(f) Notwithstanding anything to the contrary herein, the Buyer Indemnified Parties shall not be entitled to recovery for Losses related to environmental matters to the extent resulting from a change, alteration, or addition to a building, structure, fixture, or equipment (whether intentional or unintentional) as a result of which action any condition which was compliant with Environmental Laws as of the Closing becomes noncompliant.

(g) In the event of any conflict between the terms of this Section 8.7 and any other provision of ARTICLE 8 with respect to indemnification claims relating to Environmental Liabilities, the terms of this Section 8.7 shall control. Any disputes between the Parties regarding the procedures and rights set forth in this Section 8.7 shall be settled pursuant to the dispute resolution procedures set forth in Section 9.8 of this Agreement.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Furthermore, no amendment of any provision of this Agreement that may adversely alter or change the rights of the Lenders under its financing shall be valid unless the same shall have been approved in writing by the Lenders. Buyer, on the one hand, and Seller, on the other hand, may (i) extend the time for the performance of any of the obligations of any other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (iii) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 9.2 Notices. A Party may send any notice or other communication hereunder to the intended recipient at the address set forth below using the following means: facsimile transmission, personal delivery, messenger service, nationally recognized overnight delivery service, registered or certified mail, and such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by messenger, or by nationally recognized overnight delivery service or (b) five (5) days after being sent, if sent by registered or certified mail. Notices shall be sent as follows:

If to Seller to:

Appvion, Inc.

825 East Wisconsin Avenue

P.O. Box 359

Appleton, Wisconsin 54912-0359

Attention: Tami L. Van Straten

with a copy to:

DLA Piper LLP (US)

203 North LaSalle Street

Suite 1900

Chicago, IL 606012-1293

Attention: Neal Aizenstein

If to Buyer, to:

Rise Acquisition, LLC

c/o Sherman Capital Holdings, LLC

111 S. Calvert Street

Suite 2700

Baltimore, MD 21202

Attention: David G. Marschall

with a copy to (which shall not constitute notice):

Miles & Stockbridge P.C.

100 Light Street

Baltimore, MD 21202

Attention: Robert Cattaneo and Christopher R. Johnson

A Party may change the address to which notices, requests, demands, Actions, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 9.3 Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Except with respect to the rights of the Lenders solely with respect to Section 9.1 hereof, this Agreement is not intended to confer upon any other Person except the Parties hereto any rights or remedies hereunder. Without limiting the generality of the foregoing, no provision of this Agreement shall confer any rights or remedies upon any Person, including any employee or former employee of Seller or any of its Affiliates (including any beneficiary or dependent thereof), other than the Parties hereto and their respective successors and assigns and the rights of Lenders solely with respect to Section 9.1 hereof. Notwithstanding the foregoing, Buyer has made a collateral assignment of this Agreement to its Lenders. If Buyer assigns this Agreement or any of its rights, interests or obligations hereunder, Buyer shall remain liable to Seller for all of Buyer’s obligations pursuant to this Agreement. Upon any such permitted assignment, the references in this Agreement to Buyer shall refer to such assignee unless the context otherwise requires.

Section 9.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 9.5 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.6 Entire Agreement. This Agreement, together with all exhibits and schedules hereto and all other documents and instruments delivered in connection herewith, including the Ancillary Agreements, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 9.7 Bulk Sales or Transfer Laws. Buyer waives compliance with the provisions of the bulk sales or transfer Laws, if any, of all applicable jurisdictions and Seller shall indemnify Buyer for any Liabilities of Seller (other than Assumed Liabilities) asserted against Buyer as the result of such non-compliance.

Section 9.8 Dispute Resolution.

(a) Referral to Senior Executives. In the event of any Action, dispute or controversy arising out of or relating to this Agreement (each, a “Dispute”), the Parties shall promptly seek to resolve any such Dispute by negotiations between senior executives of the Parties who have the authority to settle the Dispute. When a Party believes there is a Dispute, that Party shall give the other Party written notice of the Dispute. Within fifteen (15) days after receipt of such notice, the other Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party’s position and a summary of the evidence and arguments supporting such position; and (ii) the name, title, fax number and telephone number of the executive or executives who shall represent the Party. In the event that the Dispute involves an Action arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional fifteen (15) days, to investigate the Dispute before submitting a written response. The executives shall meet at a mutually agreeable time and place within seven (7) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given a least five (5) Business Days’ notice of such intention and may also be accompanied by an attorney.

(b) Remedies. If the Dispute has not been resolved within thirty (30) days after the date of the response given pursuant to Section 9.8(a), or such additional time, if any, that the Parties mutually agree to in writing, or if any Party receiving a Dispute notice denies the applicability of the provisions of this Section or otherwise refuses to participate under the provisions hereof, either Party may pursue, subject to any applicable limitations set forth in Section 9.11 and elsewhere herein, such remedies as are available to it at Law or in equity.

(c) Exclusive Jurisdiction. The Parties hereto hereby irrevocably submit and consent to the exclusive jurisdiction of any federal or state court located in the State of Delaware and irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Dispute, any Action that it is not subject personally to the jurisdiction of the above-named courts, that the Dispute is brought in an inconvenient forum, that the venue is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

(d) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE AGREEMENT OF EACH PARTY TO WAIVE ITS RIGHT TO A JURY TRIAL WILL BE BINDING ON ITS SUCCESSORS AND ASSIGNS AND WILL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Section 9.9 No Construction Against Drafting Party. The language used in this Agreement is the product of both Parties’ efforts and each Party hereby irrevocably waives the benefits of any rule of contract construction that disfavors the drafter of a Contract or the drafter of specific words in a Contract.

Section 9.10 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Cumulative Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. Except as otherwise provided in this Agreement, the exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.12 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and Closing of this Agreement and the sale of the Acquired Assets (including all fees and expenses of counsel, financial advisors and accountants).

Section 9.13 Privilege. Buyer agrees that, as to all communications among DLA Piper LLP (US), Seller or its Affiliates prior to the Closing that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege belongs, to the extent such privilege exists, to Seller and its Affiliates and may be controlled by Seller and its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Buyer or its Affiliates. To the extent that Buyer or any of its Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and a third party (other than Seller and its Affiliates) or any Governmental Authority after the Closing, Seller may assert the attorney-client privilege against such third party to prevent the disclosure of confidential communications by or with DLA Piper LLP (US).

[Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

APPVION, INC.

By:	/s/ Mark Richards
Name: Mark Richards
Title: President and Chief Executive Officer

RISE ACQUISITION, LLC

By:	/s/ David G. Marschall
Name: David G. Marschall
Title: President

Signature Page to Asset Purchase Agreement